Exhibit 10.35

LEASE

ONE FEDERAL, L.P.,
a Delaware Limited Partnership
Landlord
and
CENTESSA PHARMACEUTICALS, INC.,
a Delaware corporation

Tenant
for
Premises on
38th Floor
One Federal Street
Boston, Massachusetts

February 7, 2022

4831-5426-5083, v. 6

ACTIVE/115967795.2

Schedule of Exhibits

Exhibit A    Floor Plan of the Premises
Exhibit B    Definitions
Exhibit C    [Intentionally Deleted]
Exhibit D    HVAC Design Standards
Exhibit E    Cleaning Specifications
Exhibit F    Rules and Regulations
Exhibit G    Form of Commencement Date Agreement

-i-

-ii-

4831-5426-5083, v. 6

ACTIVE/115967795.2

LEASE
THIS LEASE is made as of the ___ day of January, 2022 (“Effective Date”), between ONE FEDERAL, L.P. (“Landlord”), a Delaware limited partnership, and CENTESSA PHARMACEUTICALS, INC. (“Tenant”), a Delaware corporation.
Landlord and Tenant hereby covenant and agree as follows:
Article 1

BASIC LEASE PROVISIONS

PREMISES	The entire rentable area of the 38th floor of the Building, as more particularly shown on Exhibit A.
BUILDING	The building commonly known as the One Federal Street in Boston, Massachusetts, including all fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed therein or on the land upon which the Building is located.
REAL PROPERTY	The Building, together with the plot of land upon which it stands.
DELIVERY DATE	The date on which Landlord tenders possession of the Premises to Tenant in the Delivery Condition.
SCHEDULED DELIVERY DATE	The Effective Date.
COMMENCEMENT DATE	The later to occur of (i) the Delivery Date, or (ii) June 1, 2022.

RENT COMMENCEMENT DATE	The date which is eight (8) months after the Commencement Date.
EXPIRATION DATE
The date which is the last day of the calendar month in which the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date occurs; or, if the Term of this Lease is extended in accordance with the provisions of Article 28, the last day of the Extension Term.

TERM	The period of time commencing on the Commencement Date and ending on the Expiration Date, or such earlier date upon which this Lease is terminated in accordance with the terms and conditions hereof.
PERMITTED USES	Executive and general offices, and lawfully permitted uses incidental thereto, consistent with the use of general business offices in Comparable Buildings, and subject in all respects to all applicable Requirements.
BASE TAX YEAR	The Tax Year commencing on July 1, 2022 and ending on June 30, 2023.
BASE EXPENSE YEAR	Calendar year 2023.
TENANT’S PROPORTIONATE SHARE	1.68%.
AGREED AREA OF BUILDING	1,120,577 rentable square feet, as mutually agreed by Landlord and Tenant.
AGREED AREA OF PREMISES	18,922 rentable square feet, as mutually agreed by Landlord and Tenant.

ACTIVE/115967795.2

FIXED RENT
Lease Year        Per Annum     Per Month

Lease Year 1         $1,570,526.00     $130,877.16
Lease Year 2        $1,601,936.52     $133,494.71
Lease Year 3        $1,633,975.25     $136,164.60
Lease Year 4        $1,666,654.75     $138,887.90
Lease Year 5        $1,699,987.85     $141,665.65
Lease Year 6        $1,733,987.60     $144,498.97
Lease Year 7        $1,768,667.35     $147,388.94
Lease Year 8        $1,804,040.70     $150,336.73
Lease Year 9        $1,840,121.52     $153,343.46
Lease Year 10        $1,876,923.95     $156,410.33

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, Tenant’s Insurance Payment, Electricity Additional Rent, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.
RENT	Fixed Rent and Additional Rent, collectively.
INTEREST RATE	The lesser of (i) 4% per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable Requirements.
LETTER OF CREDIT AMOUNT	$654,385.80.
TENANT’S ADDRESS FOR NOTICES
Until Tenant commences business operations from the Premises:

5 Walnut Grove Drive, Suite 120
Horsham, PA 19044
Attention: Chief Administrative Officer
with copies to:

5 Walnut Grove Drive, Suite 120
Horsham, PA 19044
Attention: General Counsel
Attention: Head of Administrative Operations

Thereafter, at the Premises.

LANDLORD’S ADDRESS FOR NOTICES	One Federal, L.P. c/o Tishman Speyer One Federal Street Boston, Massachusetts 02110 Attn: Office of the Building
with copies to: One Federal, L.P. c/o Tishman Speyer 45 Rockefeller Plaza New York, New York 10111 Attn: Chief Financial Officer

and: One Federal, L.P. c/o Tishman Speyer 45 Rockefeller Plaza New York, New York 10111 Attn: Chief Legal Officer
and: Goulston & Storrs PC 400 Atlantic Avenue Boston, Massachusetts 02110 Attn: Frank E. Litwin, Esq.
TENANT’S BROKER	Newmark.
LANDLORD’S AGENT	Tishman Speyer Properties, L.L.C. or any other person or entity designated at any time and from time to time by Landlord as Landlord’s Agent.
LANDLORD’S CONTRIBUTION AMOUNT	$1,702,980.00.
LANDLORD’S ADDITIONAL CONTRIBUTION AMOUNT	$300,000.00

All capitalized terms used in this Lease which are not otherwise defined in this Article 1 or in the following Articles of this Lease are defined in Exhibit B.

Article 2

PREMISES; TERM; RENT
Section 1.1. Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant the right to use the Common Areas, on a non-exclusive basis and in common with other tenants.
Section 1.2. Commencement Date. Upon the Effective Date, the terms and provisions of this Lease shall be fully binding on Landlord and Tenant. From and after the Delivery Date, the parties shall be bound by and shall perform all of their respective obligations under this Lease, in accordance with and subject to the terms and conditions hereof, notwithstanding that the Commencement Date has not occurred. The Term of this Lease shall commence on the Commencement Date (as defined in Article 1). Unless sooner terminated or extended as hereinafter provided, the Term shall expire on the Expiration Date. Once the Commencement Date is determined, Landlord and Tenant shall endeavor to execute a Commencement Date Agreement, substantially in the form attached hereto as Exhibit G, confirming the Commencement Date, the Rent Commencement Date and the Expiration Date; provided, however, the failure to execute said agreement will not limit or detract from the occurrence of such dates.
Section 1.3. Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds, (i) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term, commencing on the Rent Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease. Except as expressly and specifically set forth in this Lease, all Additional Rent, charges, fees and other amounts payable by Tenant to Landlord shall be due and payable not later than thirty (30) days after delivery of an invoice therefor.
Section 1.4. First Month’s Rent. Concurrent with the execution of this Lease, Tenant has paid one month’s Fixed Rent (“Advance Rent”) to Landlord. If the Rent Commencement Date is on the first day of a month, the Advance Rent shall be credited towards the first month’s Fixed Rent payment. If the Rent Commencement Date is not the first day of a month, then on the Rent Commencement Date Tenant shall pay Fixed Rent for the period from the Rent Commencement Date through the last day of such month, and the Advance Rent shall be credited towards Fixed Rent for the next succeeding calendar month.
Article 3

USE AND OCCUPANCY
Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose or purposes. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the business operations of Tenant in the Premises.
Article 4

CONDITION OF THE PREMISES
Section 1.1. Condition; Delivery. Tenant has inspected the Premises and agrees (a) to accept possession of the Premises in the Delivery Condition, and (b) that except for Landlord’s Contribution, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations, additions, or improvements in order to prepare the Premises for use and occupancy by Tenant. Any work to be performed by Tenant in connection with Tenant’s initial occupancy of the Premises shall be hereinafter referred to as the “Initial Installations.” All Initial Installations shall be considered to be “Alterations” and shall be performed in accordance with Article 5. Landlord shall be deemed to have tendered possession of the Premises to Tenant upon the delivery of notice by Landlord to Tenant stating that the Premises are vacant, broom-clean, and in the condition required by this Lease. No failure to tender possession of the Premises to Tenant on or before any particular date shall affect any other obligations of Tenant hereunder. Promptly after the delivery of the Premises, Tenant shall, at its sole cost and expense (subject only to the funding of Landlord’s Contribution in accordance with and subject to the provisions of Section 4.2), perform the Initial Installations and shall install all trade fixtures and personal property required for initial occupancy of the Premises by Tenant. Tenant’s commencement of the Initial Installations shall be conclusive evidence, as against Tenant, that Tenant has accepted possession of the Premises in its then current condition and at the time such possession was taken, the Premises and the Building were in a good and satisfactory condition as required by this Lease.
Section 1.2. Landlord’s Contribution. In accordance with and subject to the terms and conditions of this Section 4.2, Landlord shall provide Tenant with a tenant improvement allowance (the “Landlord’s Contribution”), in an amount of up to the Landlord’s Contribution Amount, provided that as of the date on which Landlord is required to make payment thereof pursuant to Section 4.2(b): (i) this Lease is in full force and effect, and (ii) no Event of Default then exists which has not been cured after the giving of any required notice and expiration of any applicable period of grace. Landlord’s Contribution shall be applied toward the costs and expenses of the Initial Installations, and Tenant shall pay all costs of the Initial Installations in excess of Landlord’s Contribution. Landlord’s Contribution shall be payable solely on account of hard construction costs and labor directly related to the Initial Installations and materials delivered to the Premises in connection with the Initial Installations; provided, however, up to but not more than fifteen percent (15%) of the Landlord’s Contribution may be applied against “soft costs” incurred by Tenant in connection with the Initial Installations, which may include architectural, design engineering services, networking, wiring, project management, IT and telecommunication consultants, and other direct moving expenses. Upon the completion of the Initial Installations and satisfaction of the conditions set forth in this Section 4.2, or upon the occurrence of the date which is twelve (12) months after the Commencement Date, whichever first occurs, any amount of Landlord’s Contribution which has not been previously disbursed or applied against the Fixed Rent in accordance with the provisions of Section 4.2(c) shall be retained by Landlord and Tenant shall have no further right or claim thereto.
(b)Landlord shall make progress payments on account of Landlord’s Contribution to Tenant on a monthly basis to reimburse Tenant for costs and expenses paid by Tenant for the work performed during the preceding month. Each of Landlord’s progress payments shall be limited to an amount equal to the costs and expenses paid by Tenant during the immediately preceding month (as certified by the chief financial officer or chief administrative officer of Tenant and by Tenant’s independent architect) to Tenant’s contractors, subcontractors and material suppliers (excluding any amounts which have been subject to previous disbursements from Landlord’s Contribution) multiplied by a fraction, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Initial Installations, then Landlord’s reasonable estimate thereof) for the performance of all of the Initial Installations shown on all plans and specifications approved by Landlord, provided that in no event shall such fraction be greater than one. Such progress payments shall be made within thirty (30) days next following the delivery to Landlord of the completed requisition. Each requisition shall be executed by the chief financial officer or chief administrative officer of Tenant, and shall be accompanied by (i) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors, material suppliers, and design professionals covering all work, materials and services which were the subject of previous progress payments by Landlord and Tenant, (ii) a certification from Tenant’s architect that the work for which the requisition is being made has been performed substantially in accordance with the plans and specifications approved by Landlord, and (iii) such other documents and information as Landlord or its Mortgagee may reasonably and timely request. Landlord shall disburse the final requisition upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under the foregoing provisions of this Section 4.2(b), together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Initial Installations by Governmental Authorities having jurisdiction thereover (including issuance of a permanent certificate of occupancy for the Premises), (B) final “as-built” plans and specifications for the Initial Installations as required pursuant to Section 5.1(c), and (C) issuance of final lien waivers by all contractors, subcontractors, material suppliers, and design professionals covering all of the Initial Installations. The right to receive Landlord’s Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or other person or entity.
(c)    Without limiting the foregoing, if after completion of the Initial Installations and payment in full of all costs and expenses relating to the Initial Installations, the entire Landlord’s Contribution has not been expended, then upon request made by Tenant, the remaining balance of the Landlord’s Contribution, if any, may be applied as a credit on a monthly basis, toward payments required to be made by Tenant to Landlord on account of the Fixed Rent payable hereunder, provided that all of the following conditions are satisfied: (i) all of the Initial Installations have been completed and Tenant has provided Landlord with reasonably satisfactory evidence of payment in full of all costs and expenses relating thereto, together with all of the items described in Section 4.2(b) above; (ii) this Lease is in full force and effect; (iii) no Event of Default which has not been cured after the giving of any required notice and the expiration of any applicable grace period has occurred under this Lease; and (iv) Tenant shall provide not less than thirty (30) days prior notice of its request that a portion of the Landlord’s Contribution be applied as a credit against the Fixed Rent payable hereunder, which notice shall specify the amount of such credit and the applicable installments of Fixed Rent to which such balance of the Landlord’s Contribution is to be applied.
(d)    In addition to Landlord’s Contribution, Landlord shall provide an allowance (the “Landlord’s Additional Contribution”) in an amount of up to the Landlord’s Additional Contribution Amount, to reimburse Tenant for the costs and expenses of constructing men’s and women’s restrooms for the Premises. The Landlord’s Additional Contribution shall be provided to Tenant in accordance with the requisition procedure set forth in Section 4.2 (b) and shall be disbursed concurrent with the progress payments on account of Landlord’s Contribution.
(d)    In addition to Landlord’s Contribution and Landlord’s Additional Contribution, Landlord shall provide an allowance (the “Space Planning Allowance”) of up to $2,270.64, to reimburse Tenant for the architectural and engineering fees incurred by Tenant in preparing an initial space plan for the Premises. Said Space Planning Allowance shall be provided to Tenant not later than thirty (30) days after delivery to Landlord of the initial space plan, along with a copy of the invoice for said architectural and engineering fees.
Article 5

ALTERATIONS
Section 1.1. Tenant’s Alterations. (a) Tenant shall not make any alterations, additions, or other physical changes in or about the Premises (collectively, “Alterations”), other than decorative Alterations such as painting, wall coverings and floor coverings (collectively, “Decorative Alterations”), without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed if such Alterations (i) are non-structural and do not affect any Building Systems, (ii) affect only the Premises and are not visible from outside of the Premises or the Building, (iii) do not require a conditional use permit, variance, waiver or other relief from any applicable Requirement, and (iv) in all respects, comply with all applicable Requirements.
(b)Plans and Specifications. Prior to making any Alterations (including the Initial Installations), Tenant, at its expense, shall (i) excepting only for Decorative Alterations, submit to Landlord for its approval, detailed plans and specifications (“Plans”) for such proposed Alteration, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities for the proposed Alteration, and furnish copies thereof to Landlord, (iii) if and to the extent not previously provided to Landlord by Tenant, furnish to Landlord copies of policies or certificates of worker’s compensation insurance (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds, and (iv) with respect to any Alterations estimated to cost in excess of $150,000.00, furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations (other than Decorative Alterations). In addition, with respect to any Alteration affecting any Building System, Tenant shall submit to Landlord satisfactory evidence that the proposed Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System. Tenant shall give Landlord not less than five (5) Business Days’ notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration. The review or approval of the Plans by Landlord shall not constitute a representation or warranty by Landlord that such Plans either are complete or suitable for their intended purpose. Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness or suitability. Without limiting the foregoing, concurrent with the review of the applicable Plans, Landlord will notify Tenant as to which of the proposed Alterations constitute Specialty Alterations which Tenant will be required to remove at the expiration of the Term provided that Tenant shall include the following legend in capitalized and bold type displayed prominently on the top of the first page of Tenant’s notice delivered concurrently with such plans and specifications: “LANDLORD SHALL NOTIFY TENANT AT THE TIME LANDLORD APPROVES THESE PLANS AND SPECIFICATIONS AS TO WHICH ALTERATIONS SHOWN THEREON ARE SPECIALTY ALTERATIONS WHICH MAY BE REQUIRED TO BE REMOVED AT THE END OF THE TERM OF THE LEASE.”
(c)Governmental Approvals. Tenant shall obtain all building permits and other approvals of Governmental Authorities required for all Alterations. In addition, Tenant shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority. Not later than thirty (30) days after issuance of such permits or approvals, Tenant shall deliver copies thereof to Landlord. In addition, not later than thirty (30) days after completion of the respective Alteration, Tenant shall deliver “as-built” Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may reasonably require), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably require) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.
Section 1.2. Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) excepting only with regard to Decorative Alterations, substantially in accordance with the Plans approved by Landlord, (c) by contractors selected by Tenant and approved by Landlord, which approval will not be unreasonably withheld, conditioned, or delayed, and (d) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations adopted from time-to-time by Landlord. All materials and equipment shall be of first quality and at least equal to the then-applicable standards for the Building adopted from time-to-time by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance. Upon request, Landlord will provide Tenant with a list of pre-approved contractors.
Section 1.3. Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. By not later than the Expiration Date, Tenant shall, at Tenant’s expense, remove all of Tenant’s Property from the Premises. In addition, by not later than the Expiration Date, unless otherwise directed by Landlord, Tenant shall, at Tenant’s expense, remove any Specialty Alterations and close up any slab penetrations made by or on behalf of Tenant in the Premises. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building arising out of or resulting from the removal by Tenant of any Alterations or Tenant’s Property or by the closing of any slab penetrations. If Tenant fails to perform any of its obligations under this Section 5.3, then Landlord may elect to perform any such obligations, in which event Tenant shall reimburse Landlord for all actual out-of-pocket costs and expenses incurred by Landlord. Any Alterations or Tenant’s Property not removed by the Expiration Date (or earlier termination of this Lease) shall be deemed abandoned and Landlord may retain or remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without liability or accountability to Tenant. All Tenant’s Property and all Alterations remaining in the Premises after the Expiration Date (or earlier termination of this Lease) shall become Landlord’s property upon termination of this Lease.
Section 1.4. Mechanic’s Liens. Tenant, at its expense, shall discharge and release any lien, encumbrance, or charge recorded or filed against the Real Property in connection with any work performed or claimed to have been performed by or on behalf of Tenant, or materials or services furnished or claimed to have been furnished to, Tenant, within ten (10) days after Tenant’s receipt of notice thereof. Such discharge shall be affected by payment or filing of a bond in accordance with applicable Requirements.
Section 1.5. Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s sole judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or other tenants or occupants of the Building. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.
Section 1.6. Tenant’s Costs. Tenant shall reimburse Landlord, within thirty (30) days after delivery of an invoice therefor, for all commercially reasonable out-of-pocket costs, expenses and fees actually incurred by Landlord in connection with Alterations proposed or performed by or on behalf of Tenant from time-to-time during the Term of this Lease (including the Initial Installations), including costs incurred in connection with (a) Landlord’s review of the Plans (including review of requests for approval thereof) and/or supervision of performance of the Alteration, and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations. If Tenant does not retain Landlord’s Agent to perform a construction oversight role in connection with Tenant’s performance of the Initial Installations, then Tenant shall not be obligated to pay a construction oversight fee to Landlord’s Agent in connection with the initial buildout of the Premises. If Tenant retains Landlord’s Agent to perform a construction oversight role in connection with the performance of the Initial Installations, then Tenant shall pay Landlord’s Agent a construction supervision fee in an amount equal to five percent (5%) of the construction bid for such work. In addition, if any subsequent Alterations proposed by or on behalf of Tenant during the Term of this Lease costs more than $75,000.00 in the aggregate, then Tenant shall pay to Landlord’s Agent, upon demand, a construction administration fee in an amount equal to five percent (5%) of the construction bid of such Alterations. In connection with the Initial Installations, such costs, expenses and fees may be deducted from the Landlord’s Contribution. At Landlord’s request, Tenant shall deliver to Landlord reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any Alterations.
Section 1.7. Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any actual out-of-pocket costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements, and (c) such work shall be done only during hours designated by Landlord.
Section 1.8. Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, shall not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. If and to the extent arising out of or resulting from any Alterations made by or on behalf of Tenant, Landlord is required by an order or directive of a Governmental Authority to make any alterations or improvements to any part of the Building in order to comply with an applicable Requirement, Tenant shall pay, as Additional Rent, all costs and expenses incurred by Landlord in connection with such alterations or improvements.
Section 1.9. Risk of Loss. Tenant agrees to use and occupy the Premises at Tenant’s sole risk; and Landlord shall have no responsibility or liability for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through, or under Tenant, excepting only to the extent otherwise provided in M.G.L. Chapter 186, Section 15. Without limitation, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing, or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, excepting only to the extent otherwise provided in M.G.L. Chapter 186, Section 15. Without limitation, in no event shall Landlord be liable for any loss, the risk of which is covered by Tenant’s insurance or is required to be so covered by this Lease; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building.
Section 1.10. Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds 50 pounds per square foot “live load”. Landlord reserves the right to reasonably designate the position of all equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.
Article 6

REPAIRS
Section 1.1. Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Building Systems, (ii) the Common Areas and Common Facilities, and (iii) the roof, the exterior walls (including exterior windows), and other structural; elements of the Building, in conformance with standards applicable to Comparable Buildings. The foregoing shall not limit or detract from the waiver of subrogation provisions set forth in Section 11.2.
Section 1.2. Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5, (a) keep and maintain, in good order, condition and repair, consistent with the standards of Comparable Buildings, the Premises and every part thereof, including the exterior and interior portions of all doors, interior windows, fixtures, interior walls, floors, ceilings, signs, and all wiring, electrical systems, and equipment, and similar equipment located within and exclusively serving the Premises, and (b) make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances located therein (including all electrical, plumbing, heating, ventilation and air conditioning, sprinklers and life safety systems located within and exclusively serving the Premises from the point of connection to the Building Systems) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage for which Tenant is not responsible. All damage to the Building or to any portion thereof, or to any fixtures, equipment or appurtenances requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant’s Property or equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect the exterior doors, exterior windows or any Building System, or (ii) Landlord, if the required repairs are structural in nature, affect the exterior doors, exterior windows or any Building System. All Tenant repairs shall be of good quality utilizing quality materials consistent with the standards of the Building. The foregoing provisions shall not limit or detract from the waiver of subrogation provisions set forth in Section 11.2.
Section 1.3. Restorative Work. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building, the Common Facilities, and/or the Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord deems necessary or desirable, and to take all materials into the Premises required for the performance of such Restorative Work provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work), and (b) Tenant’s access to and quiet enjoyment of the Premises for the Permitted Uses pursuant to the terms and conditions of this Lease is not materially impaired. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Restorative Work. There shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Restorative Work.
Article 7

INCREASES IN TAXES, OPERATING EXPENSES AND INSURANCE EXPENSES
Section 1.1. Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:
(a)“Assessed Valuation” shall mean the amount for which the Real Property is assessed by the City of Boston for the purpose of imposition of Taxes.
(b)“Base Insurance Expenses” shall mean the Insurance Expenses payable for the Base Expense Year.
(c)“Base Operating Expenses” shall mean the Operating Expenses payable for the Base Expense Year.
(d)“Base Taxes” shall mean the Taxes payable for the Base Tax Year.
(e)“Comparison Year” shall mean (i) with respect to Taxes, each Tax Year commencing subsequent to the last day of the Base Tax Year, and (ii) with respect to Operating Expenses, and Insurance Expenses, each calendar year commencing subsequent to the last day of the Base Expense Year.
(f)“Insurance Expenses” shall mean the aggregate of all costs and expenses incurred by Landlord in connection with insuring the Real Property, including all premiums for fire, casualty, liability, worker’s compensation, and such other insurance as Landlord may maintain from time to time.
(g)“Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, management, repair and maintenance of the Real Property, which costs and expenses may include, without limitation, the following: (x) the rental value of Landlord’s Building office, and (y) the costs and expenses of any capital improvements if such capital improvement either (i) is intended in the good faith reasonable judgment of Landlord to reduce Operating Expenses (as for example, a labor saving or energy saving improvement) provided, the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (ii) is made to comply with a Requirement, which first becomes effective after the Effective Date (whether through adoption, promulgation, application, interpretation, or otherwise). The “annual charge-off” of each such capital expenditure shall be included in Operating Expenses for each Lease Year in which such capital expenditure is made, and for each subsequent Lease Year. The “annual charge-off” shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof (which useful life shall be determined by Landlord in its reasonable discretion in accordance with customary practice in the real estate industry); and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate then being charged for long-term mortgages by institutional lenders on similar properties within the locality in which the Building is located. Operating Expenses shall not include any Excluded Expenses. In determining the amount of Operating Expenses for each Comparison Year, if less than 95% of the rentable areas of the Building are occupied by tenants at any time during any such Comparison Year, Operating Expenses that vary based on occupancy such as cleaning costs shall be determined for such Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout such Comparison Year.

(h)“Statement” shall mean an itemized statement containing a comparison of (i) the Base Taxes and the Taxes for any Comparison Year, (ii) the Base Operating Expenses and the Operating Expenses for any Comparison Year, and/or (iii) the Base Insurance Expenses and the Insurance Expenses for any Comparison Year.
(i)“Tax Year” shall mean the twelve (12) month period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the City of Boston as the fiscal year for real estate tax purposes).
(j)“Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may from time to time be assessed, levied or imposed upon all or any part of the Real Property, (ii) all business improvement district impositions, charges and fees assessed, imposed or payable with respect to all or any part of the Real Property, and (iii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in seeking abatement of or contesting any of the foregoing or the Assessed Valuation of the Real Property (but such expenses will not be included in Base Taxes if incurred during the Base Tax Year). Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, (y) franchise, transfer, gift, inheritance, estate, capital gain, or net income taxes imposed upon Landlord, or (z) taxes, assessments or the like allocable to the Garage. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or fee however described or imposed on all or any part of the Real Property, including business improvement district impositions, fees, and charges, then all such taxes, assessments, levies, impositions, charges or fees or the part thereof so measured or based shall be deemed to be included within Taxes.
Section 1.2. Tenant’s Tax Payment. (a) If the Taxes payable for any Comparison Year after the Base Tax Year exceed the Base Taxes, then Tenant shall pay to Landlord Tenant's Proportionate Share of such excess (“Tenant's Tax Payment”). For each Comparison Year, Landlord shall furnish to Tenant Landlord's reasonable estimate of Tenant's Tax Payment for such Comparison Year (the “Tax Estimate”). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to 1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Comparison Year; (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate and the amount of any difference, and (x) if there shall be a deficiency, then Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder; and (iii) on the first (1st) day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate.
(b)As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement of Tenant’s Tax Payment for such Comparison Year. If the Statement shall show that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, then Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year, then Tenant shall pay the amount of such deficiency within thirty (30) days after delivery of the Statement to Tenant. If (i) at the time of delivery of a Statement the term of this Lease shall have expired, (ii) Tenant shall have vacated and surrendered the Premises, and (iii) the Statement shows that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, then the excess amount (if any) shall be applied against the then unpaid Rent or other charges (if any), and the remaining excess after such application, if any, will be paid by the Landlord to Tenant within six (6) months after Landlord delivers a Statement of Tenant’s Tax Payment for such Comparison Year.
(c)Only Landlord may institute proceedings to reduce or abate the Assessed Valuation of the Real Property and Tenant shall not commence any such proceeding without Landlord’s prior written consent. If the Taxes payable for the Base Year are reduced or abated for any reason, the Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord, within thirty (30) days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations. If Landlord receives an abatement or refund of Taxes for any Comparison Year, then Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the abatement or refund, net of Tenant’s Proportionate Share of any expenses incurred by Landlord in achieving such abatement or refund, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking an abatement or reduction in Taxes or the Assessed Valuation.
(d)Tenant shall be responsible for any personal property tax assessed against the Premises or the contents thereof, or any occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall pay such amounts to Landlord, within thirty (30) days after Landlord’s demand therefor.
(e)Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted to Tenant or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax exempt status.
Section 1.3. Tenant’s Operating Payment. (a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, then Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”). For each Comparison Year, Landlord shall furnish to Tenant Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating

Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate and the amount of any difference, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Expense Estimate.
(b)Promptly after the expiration of each Comparison Year, Landlord shall furnish to Tenant a Statement of Tenant’s Operating Payment for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, then Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, then Tenant shall pay the amount of such deficiency within thirty (30) days after delivery of the Statement to Tenant. If (i) at the time of delivery of a Statement the term of this Lease shall have expired, (ii) Tenant shall have vacated and surrendered the Premises, and (iii) the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, then the excess amount (if any) shall be applied against the then unpaid Rent or other charges (if any), and the remaining excess after such application, if any, will be paid by the Landlord to Tenant.
Section 1.4. Tenant’s Insurance Payment. (a) If the Insurance Expenses payable for any Comparison Year exceed the Base Insurance Expenses, then Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Insurance Payment”). For each Comparison Year, Landlord shall furnish to Tenant Landlord’s reasonable estimate of Tenant’s Insurance Payment for such Comparison Year (the “Insurance Expense Estimate”). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to 1/12 of the Insurance Expense Estimate. If Landlord furnishes an Insurance Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Insurance Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.4 during the last month of the preceding Comparison Year, (ii) promptly after the Insurance Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Insurance Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Insurance Payment to be made for such Comparison Year in accordance with the Insurance Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the first (1st) day of the month following the month in which the Insurance Expense Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Insurance Expense Estimate.
(b)Promptly after the expiration of each Comparison Year, Landlord shall furnish to Tenant a Statement of Tenant’s Insurance Payment for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.4(a) exceeded the actual amount of Tenant’s Insurance Payment for such Comparison Year, then Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement shows that the sums so paid by Tenant were less than Tenant’s Insurance Payment for such Comparison Year, then Tenant shall pay the amount of such deficiency within thirty (30) days after delivery of the Statement to Tenant. If (i) at the time of delivery of a Statement the term of this Lease shall have expired, (ii) Tenant shall have vacated and surrendered the Premises, and (iii) the Statement shows that the sums paid by Tenant under Section 7.4(a) exceeded the actual amount of Tenant’s Insurance Payment for such Comparison Year, then the excess amount (if any) shall be applied against the then unpaid Rent or other charges (if any), and the remaining excess after such application, if any, will be paid by the Landlord to Tenant.
Section 1.5. Non-Waiver; Disputes. (a) Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year.
(b)Each Statement sent to Tenant shall constitute an account stated between Landlord and Tenant and shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to audit such Statement, and (ii) within sixty (60) days after such Statement is delivered, sends a written notice to Landlord objecting to such Statement, specifying the reasons for such objection and stating that Tenant will audit the records concerning the items objected to by Tenant. Tenant and all auditors, representatives, contractors, agents, and other third parties involved on behalf of Tenant in any review, audit or dispute concerning Operating Expenses, Insurance Expenses or Taxes shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant agrees that Tenant will not employ, in connection with any review, audit or dispute under this Lease, any person or entity who is to be compensated in whole or in part, on a contingency fee basis. If Tenant satisfies the foregoing conditions precedent, then Tenant may review or audit the Operating Expenses, Insurance Expenses, or Taxes (as applicable) for the subject Comparison Year. If the parties are unable to resolve any dispute as to the correctness of such Statement within thirty (30) days following the review or audit performed by Tenant, then either party may refer the issues raised by such review or audit to a nationally recognized public accounting firm selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. If said accountants shall determine that Tenant shall have made any payment in excess of the amount properly due hereunder, such excess amount shall be refunded to Tenant by Landlord promptly after said accountants shall have rendered their decision and if such accountants shall determine that Tenant shall have underpaid the amount properly due hereunder such under-payment shall be paid by Tenant to Landlord promptly after said accountants shall have rendered their decision. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than three percent (3%) for such Comparison Year, in which case Landlord shall pay the reasonable out-of-pocket fees and expenses incurred by Tenant. Except as provided in this Section 7.5, Tenant shall have no right whatsoever to dispute by judicial proceeding or otherwise the accuracy of any Statement.
Section 1.6. Proration. If the Rent Commencement Date is not January 1 or July 1 (as applicable), then any Additional Rent under this Article 7 for the Comparison Year in which the Rent Commencement Date occurs shall be apportioned based on the number of days in the applicable Comparison Year. If the Expiration Date occurs on a date other than December 31 or June 30 (as applicable), any Additional Rent under this Article 7 for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the respective Comparison Year. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 7 shall be adjusted or paid within thirty (30) days after submission of the Statement for the last Comparison Year.
Section 1.7. No Reduction in Rent. In no event shall any decrease in Operating Expenses, Insurance Expenses, or Taxes in any Comparison Year below the Base Operating Expenses, Base Insurance Expenses, or Base Taxes, as the case may be, result in a reduction in the Fixed Rent or any other component of Additional Rent payable hereunder.

Section 1.8. Survival. The provisions of this Article 7 shall survive the expiration or earlier termination of this Lease.
Article 8

REQUIREMENTS OF LAW
Section 1.1. Compliance with Requirements.
(a)Tenant’s Compliance. Tenant, at its expense, shall comply and shall cause the Premises to comply with all Requirements applicable to the Premises and/or the use or occupancy of the Premises by Tenant; provided, however, Tenant shall not be obligated to perform structural repairs or alterations to the Building or repairs or alterations to the Building Systems, or to install new building service equipment, such as fire detection or suppression equipment, unless the application of such Requirements arises out of or results from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any such repairs or alterations shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Building System or any areas outside of the Premises, or (2) by Landlord if such repairs or alterations are structural or affect any Building System or any areas outside of the Premises. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof. Without limitation, within the Premises, (which shall include any and all means of access and egress to, from and between floors comprising parts of the Premises if the Premises contain more than one such floor), Tenant shall be responsible for compliance with the applicable provisions of the ADA.
(b)Hazardous Materials. Tenant shall not cause or, with respect to any Tenant Party, permit (i) any Hazardous Materials to be brought into the Building, (ii) the storage or use of Hazardous Materials in or about the Premises and/or the Building, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Real Property; provided, however, Tenant may use cleaning supplies and materials containing ordinary and customary Hazardous Materials, as long as (i) such supplies and materials are customarily used in the ordinary course of usual and customary first-class business office operations, and (ii) the storage, transportation, usage, and disposal of all such Hazardous Materials is in compliance with all applicable Requirements. Tenant shall be responsible, at its expense, for all Losses directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials in, on or under the Real Property which arises out of or results from the acts or omissions of Tenant or any Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time and from time-to-time, at the cost and expense of Tenant.
(c)Landlord’s Compliance. Landlord shall cause the Common Facilities to comply with all Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Premises for the Permitted Uses.
(d)Landlord’s Insurance. Tenant shall not permit any condition within the Premises that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the City of Boston fire department, fire insurance rating organization or any other Governmental Authority, (iii) cause an increase in the premiums of fire insurance for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If fire insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1, then

Tenant shall promptly cure such failure and shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant.
Section 1.2. Fire and Life Safety; Sprinkler. Tenant shall maintain in good order, condition and repair (damage by casualty excepted), all sprinkler, fire-alarm and life-safety systems located in and serving the Premises, from the point of connection to the Building Systems, in accordance with this Lease, the Rules and Regulations and all Requirements. If any modifications and/or alterations are required to be made to such systems, or any additional equipment is required to be supplied in connection with such systems arising out of or resulting from Tenant’s particular manner of business operations, or Alterations performed by Tenant, or the location of Tenant’s Property (including partitions) within the Premises, then Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense. Tenant shall, at its cost and expense, maintain all fire extinguishers and other moveable life safety equipment in the Premises.
Article 9

SUBORDINATION
Section 1.1. Subordination and Attornment. (a) This Lease is and shall be subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.
(b)If a Lessor, Mortgagee, any of their respective successors in interest, or any purchaser at a foreclosure sale or its respective successor in interest, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall attorn to and recognize such successor landlord as Landlord under this Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such instrument does not increase the Rent payable by Tenant under this Lease, materially increase Tenant’s other obligations or materially and adversely affect Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be:
(i)liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);
(ii)subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against Landlord;
(iii)bound by any prepayment of more than one month’s Rent to any prior landlord;
(iv)bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;
(v)bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by

Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;
(vi)bound by any modification, amendment or extension of this Lease made without successor landlord’s consent;
(vii)liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or
(viii)liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.
(c)Tenant shall, from time to time and within ten (10) days of request from Landlord, execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.
Section 1.2. Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and to subordinate its Mortgage to this Lease. Upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, increase the other obligations, or adversely affect the rights of Tenant under this Lease by more than a de minimis extent.
Section 1.3. Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, and (b) a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time), during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to affect such remedy.
Section 1.4. Provisions. The provisions of this Article 9 shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof, and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of any such Superior Lease or Mortgage.
Section 1.5. Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium master deed, declaration of trust, by-laws and other instruments which may be recorded in order to subject the Building to a condominium form of ownership pursuant to Massachusetts General Laws c. 183A, provided that such documents do not by their terms increase the Rent payable under this Lease, materially increase Tenant’s non-Rent obligations or materially and adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing condition, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.
Section 1.6. Non-Disturbance Agreement. Landlord hereby agrees to use commercially reasonable efforts to obtain for Tenant, a subordination, non-disturbance and attornment agreement (an “SNDA”) from all existing Mortgagees and Lessors, in the standard form customarily employed by such Mortgagees and/or Lessors, provided that Landlord shall have no liability to Tenant and the subordination of this Lease as provided in this Article 9 shall be unaffected if it is unable to obtain any such agreement.
Article 10

SERVICES
Section 1.1. Electricity. Landlord shall redistribute or furnish electricity to the Premises having an aggregate capacity of six (6) watts demand load per usable square foot in the Premises (excluding electricity for HVAC) for the operation of electrical systems and equipment in the Premises, subject to the terms and conditions of this Article 10. All amounts payable by Tenant to Landlord pursuant to this Article 10 are referred to collectively as “Electricity Additional Rent.” Landlord has installed a check meter to measure the consumption of electricity in the Premises. From and after the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after receipt of Landlord’s invoice therefor, the costs of all electricity supplied to the Premises. Said payments shall be based on the amounts shown on said check meter, and the costs and expenses incurred by Landlord in providing electrical service, which costs may include, without limitation, energy charges, demand charges, surcharges, time-of-day charges, the cost of generation, transmission and distribution services, stranded cost charges, taxes and other charges. If Landlord so elects, from time-to-time, Landlord may furnish a notice to Tenant increasing or adjusting the amount of the estimated payments on account of Electricity Additional Rent and thereafter Tenant shall pay the increased or adjusted estimated payments on account of Electricity Additional Rent in accordance with Landlord’s notice. Said adjustments may be based upon (i) increased consumption as measured by said check meter, or (ii) increases in the costs and expenses incurred by Landlord in connection with providing said electricity. After the expiration of each calendar year there shall be an adjustment between Landlord and Tenant to account for any differential between the actual Electricity Additional Rent for such calendar year and the monthly estimated payments previously made by Tenant on account of Electricity Additional Rent. If the total of such monthly estimated payments paid by Tenant with respect to any Calendar Year is greater than the actual Electricity Additional Rent for such calendar year, then Tenant shall be entitled to a credit against Tenant’s next monthly installments on account of Rent payable hereunder in the amount of such difference or, if the Term has expired and Tenant has no outstanding monetary obligations to Landlord, then Landlord shall promptly pay such amount to Tenant. If the total of such monthly estimated payments actually paid by Tenant is less than the actual Electricity Additional Rent for such calendar year, then Tenant shall pay to Landlord the amount of such difference, as Additional Rent, within thirty (30) days after Tenant receives Landlord’s invoice therefor.
Section 1.2. Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not install any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment currently serving the Premises. If Landlord determines that Tenant’s electrical requirements exceed such capacity and as a result necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Additional Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that Additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such Additional Electrical Equipment, provided that Landlord, in its sole judgment, determines that (a) such Additional Electrical Equipment is permissible under applicable Requirements, and (b) the installation of such Additional Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building. All actual out-of-pocket costs incurred by Landlord in connection with any Additional Electrical Equipment shall be paid by Tenant within thirty (30) days after the delivery of a bill therefor. Tenant shall not make or perform, or permit the making or performance of, any Alterations to wiring installations or other electrical facilities in or serving the Premises or make any additions to the office equipment or other appliances in the Premises which utilize electrical energy (other than ordinary small office equipment) without the prior consent of Landlord in each instance. Tenant, at Tenant's expense, shall purchase and install all lamps (including, but limited to, incandescent and fluorescent lamps), starters and ballasts used in the Premises.
Section 1.3. Elevators; Loading Dock. Landlord shall provide passenger elevator service to the floor of the Building on which the Premises are located, on a 24 hours per day, 7 days per week basis; provided, however, Landlord may limit passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide freight elevator service and use of the loading dock, upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on Business Days from 7:00 a.m. to 3:30 p.m., which hours of operation are subject to change.
Section 1.4. Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Premises heating, ventilation and air-conditioning service (“HVAC”) in accordance with the HVAC Design Standards set forth in Exhibit D, except for Observed Holidays, (a) from 8:00 a.m. to 6:00 p.m. on weekdays, and (b) from 8:00 a.m. to 1:00 p.m. on Saturdays. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord, and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from such rooms, closets and other installations. No Tenant Party shall at any time enter such rooms, closets and other installations, or tamper with, adjust or otherwise affect the equipment located therein. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load, human occupancy and environmental factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant shall install, if missing, blinds or shades on all windows, which blinds and shades shall be subject to Landlord’s approval, and shall close the blinds when necessary because of the sun’s position, whenever the HVAC System is in operation or as and when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.
Section 1.5. Supplemental HVAC Equipment. Tenant may elect, at its sole cost and expense, to install supplementary or auxiliary HVAC equipment to serve the Premises, subject to Landlord's prior consent in each instance, which consent will not be unreasonably withheld, conditioned, or delayed. The work to install any supplementary or auxiliary HVAC equipment shall be considered to be an Alteration for all purposes under this Lease and Tenant shall comply with all terms and conditions of this Lease in connection therewith, including Article 5. Landlord will, upon request of Tenant and subject to availability, provide condenser water for such supplemental or auxiliary HVAC equipment. If Tenant installs any supplemental or auxiliary HVAC equipment, Tenant shall pay to Landlord the then-applicable condenser water charge and the then-applicable tap-in fee. The condenser water charge is currently $560.00 per ton per annum and is subject to increase by Landlord from time to time. The tap-in fee is currently $1,500.00 and is subject to increase by Landlord from time to time.
Section 1.6. Overtime Freight Elevators, HVAC and Loading Dock Service. Tenant shall pay, as Additional Rent, overtime charges for any freight elevator service, HVAC service, or loading dock service furnished to Tenant during any periods of time other than as set forth in Section 10.3 (with respect to freight elevator service and loading dock service) and Section 10.4 (with respect to HVAC) (such other periods of time “Overtime Periods”). If Tenant desires any such services during Overtime Periods, then Tenant shall notify the management office for the Building not less than twenty four (24) hours prior to the time Tenant desires such services provided, however, Landlord will exercise commercially reasonable efforts to accommodate requests of Tenant to provide such services on such shorter notice as may be provided by Tenant. If Landlord furnishes HVAC service during Overtime Periods, then Tenant shall pay to Landlord the then-applicable Overtime HVAC Charge (as hereinafter defined). The “Overtime HVAC Charge” is currently $155.00 per hour per floor, and shall be subject to increase by Landlord from time to time. If Landlord furnishes freight elevator service during Overtime Periods, then Tenant shall pay to Landlord the then-applicable Overtime Freight Elevator Charge (as hereinafter defined). The “Overtime Freight Elevator Charge” is currently $35.00 per hour with a four (4) hour minimum and shall be subject to increase by Landlord from time to time. If Landlord furnishes loading dock service during Overtime Periods, then Tenant shall pay to Landlord the then-applicable Overtime Loading Dock Service Charge (as hereinafter defined). The “Overtime Loading Dock Service Charge” is currently $35.00 per hour with a four (4) hour minimum and shall be subject to increase by Landlord from time to time.
Section 1.7. Cleaning. Landlord shall cause the Premises to be cleaned, substantially in accordance with the cleaning standards set forth in Exhibit E attached hereto; provided, however, any portions of the Premises used for the storage, preparation, service or consumption of food or beverages, as an exhibition area or classroom, for storage, as a shipping room or mail room, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, telecommunications or similar equipment shall be cleaned at Tenant’s expense, by Landlord’s cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Observed Holidays.
Section 1.8. Water. Landlord shall provide (i) cold water to the floor of the Building on which the Premises are located, and (ii) hot and cold water in the core lavatories on the floor of the Building on which the Premises are located. Tenant shall pay the cost of heating water and of redistributing water within the Premises and/or additional water capacity, and for all maintenance, repairs and replacements of all installations, improvements, and equipment relating thereto.
Section 1.9. Refuse Removal. Landlord shall provide refuse removal and recycling services at the Building for ordinary and customary office refuse and rubbish and recycling materials. If and to the extent the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants, then Tenant shall pay to Landlord, Landlord’s charge for removal of such refuse. Tenant shall not dispose of any refuse in the Common Areas.
Section 1.10. Signage. The lobby of the Building contains a computerized directory listing the tenants of the Building and Tenant shall be entitled to listings on said directory. From time to time, upon request of Tenant, Landlord will reprogram the computerized directory to reflect changes in the listings. Landlord will install Building-standard directional signage identifying Tenant in the elevator lobbies of all multi-tenant floors on which the Premises are located. Any modifications or alterations to said directional signage shall be at the sole cost and expense of Tenant.
Section 1.11. Telecommunications. The Building is currently served by certain telecommunications providers. Tenant may request that Landlord grant access to the Building to additional telecommunications service providers to provide telecommunications services to Tenant. Landlord shall have no obligation to grant such request and Landlord, in its sole discretion, shall have the right to determine which telecommunications service providers may have access to the Building.
Section 1.12. Security Services. Tenant may elect to install an access controlled security system in the Premises; provided, however, any such security system shall be compatible with the existing Building access control system and shall be subject to the prior approval of Landlord in all respects. Tenant may also elect to install theft protection security systems in the Premises, subject to the prior approval of Landlord in all respects. The work to install any such security system shall be considered to be an Alteration for all purposes under this Lease, and shall be performed in accordance with all of the terms and conditions of this Lease, including Article 5. Notwithstanding the foregoing, in no event shall Landlord have any liability or obligation to Tenant arising from any claims for loss, injury or damage to persons or property in connection therewith, excepting only to the extent caused by the negligence or willful misconduct of Landlord. The provisions of this Section 10.12 shall be subject to the waiver of subrogation provisions of Section 11.2.
Section 1.13. Failure of Tenant to Perform Obligations. If Tenant fails to perform any of its obligations (including the obligation to pay charges and amounts to a service provider when due and the obligations of maintenance and repair) pursuant to this Article 10, and such failure remains uncured for more than thirty (30) days after notice thereof by Landlord to Tenant, then Landlord may elect to perform such obligations (including the payment of any amounts due to a provider of services, or to perform maintenance or repairs), and in such event, Tenant shall reimburse Landlord, as Additional Rent, for all costs and expenses incurred by Landlord in connection therewith, together with an administrative fee of five percent (5%) of such costs and expenses.
Section 1.14. Service Interruptions. Landlord reserves the right to suspend or interrupt any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for Restorative Work which, in Landlord’s reasonable judgment, is necessary or appropriate until such Unavoidable Delay, accident or emergency shall cease or such Restorative Work is completed, and Landlord shall not be liable for any such suspension or interruption of services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such suspension or interruption of service, and to restore such suspended or interrupted service as soon thereafter as practicable. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s Agent by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electric service furnished to the Premises for any reason except only to the extent caused by the gross negligence or willful misconduct of Landlord.
Section 1.15. Rent Abatement. Notwithstanding anything to the contrary contained in this Lease, if Tenant is unable despite its good faith commercially diligent efforts to use the Premises for the ordinary conduct of Tenant’s business due solely to an interruption of an Essential Service (as hereinafter defined) which Landlord is required to provide hereunder, other than as a result of casualty or condemnation and/or Unavoidable Delay, and such condition continues for a period of longer than five (5) consecutive Business Days after Tenant furnishes a notice to Landlord (the “Abatement Notice”) identifying the condition and Essential Service which has been interrupted and stating that Tenant’s inability to use the Premises is solely due to such condition, provided that (i) Tenant does not actually use or occupy the Premises during such five (5) consecutive Business Day period, and (ii) such condition has not resulted from the negligence or misconduct of Tenant or any Tenant Party, then Fixed Rent shall be abated on a per diem basis for the period (the “Abatement Period”) commencing on the sixth (6th) Business Day after Tenant delivers the Abatement Notice to Landlord and ending on the earlier of (x) the date Tenant reoccupies the Premises, or (y) the date on which such condition is substantially remedied. “Essential Service” shall mean the following services, but only to the extent that Landlord is required to provide such services to Tenant pursuant to the terms of this Lease and if not provided the absence of such service shall materially and adversely affect the use of the Premises for the ordinary conduct of Tenant’s business: HVAC service; electrical service; passenger elevator service; and water and sewer service. The foregoing rent abatement shall be the sole and exclusive remedy of Tenant on account of such interruption or lack of service and Landlord shall have no further liabilities or obligations to Tenant on account thereof.

Section 1.16. No Other Services. Except as otherwise expressly provided in this Article 10, Landlord shall not be required to furnish any other services to the Premises. The obligations of Landlord which are set forth in this Article 10 shall be subject to Unavoidable Delays and to the terms and conditions of this Lease, including Articles 11 and 12.
Article 11

INSURANCE; PROPERTY LOSS OR DAMAGE
Section 1.1. Tenant’s Insurance. (a) Tenant, at its sole cost and expense, shall obtain and keep in full force and effect during the Term:
(i)a policy of commercial general liability insurance on an occurrence basis against claims for personal injury, bodily injury, death and/or property damage occurring in or about the Real Property, including blanket broad-form contractual liability coverage for the indemnity obligations set forth in Article 25, under which Tenant is named as the insured and Landlord and the Insured Parties are named as additional insureds. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Insured Parties. The minimum limits of liability applying exclusively to the Premises shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000.00; provided, however, Landlord may elect to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings. The self-insured retention for such policy shall not exceed $10,000.00;
(ii)insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of all risk property insurance policies with extended coverage, insuring (x) Tenant’s Property, and (y) all Alterations and improvements installed or constructed in or to the Premises, for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any, not in excess of $25,000.00;
(iii)during the performance of any Alteration, until completion thereof, builder’s risk insurance on an “all risk” basis and on a completed value form including a permission to complete and occupy endorsement, for full replacement value covering the interests of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises;
(iv)workers’ compensation insurance, as required by law; and
(v)Such other insurance in such amounts and with such coverages as Landlord may reasonably require from time to time.
(b)All insurance required to be carried by Tenant (i) shall contain a provision that (x) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and (y) shall not be cancelable and/or no material change in coverage shall be made thereto unless the Insured Parties receive thirty (30) days’ prior notice of the same, by certified mail, return receipt requested, and (ii) shall be affected under valid and enforceable policies issued by reputable insurers permitted to do business in the Commonwealth of Massachusetts and rated in Best’s Insurance Guide, or any successor thereto as having a Best’s Rating of “A-” or better and a Financial Size Category of at least “X” or better or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.
(c)By not later than the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance, including evidence of the waivers of subrogation required to be carried pursuant to this Article 11 and that the Insured Parties are named as additional insureds. Tenant shall deliver evidence of each renewal or replacement of each of the Policies to Landlord not more than ten (10) days after the expiration of the respective policy.

Section 1.2. Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Real Property and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation and consents to a waiver of right of recovery. Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards, to the extent covered by the property insurance that was required to be carried by that party under the terms of this Lease. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Alterations or improvements installed or constructed in the Premises (including the Initial Installations), (ii) Tenant’s Property, or (iii) any loss suffered by Tenant due to interruption of Tenant’s business.
Section 1.3. Restoration. (a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord to substantially the condition thereof immediately preceding the damage, subject to the provisions of any Mortgage or Superior Lease; provided, however, (i) Landlord shall have no obligation to expend more than the amount of the insurance proceeds actually received by it; (ii) Landlord shall have no obligation to repair or restore (x) Tenant’s Property, or (y) any Alterations or improvements installed or constructed in the Premises (including the Initial Installations). So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 11.3, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, and Tenant’s Insurance Payment shall be abated in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant as a result of such fire or other casualty bears to the total area of the Premises. Promptly following the Substantial Completion of the restoration of the Premises such abatement shall cease and promptly thereafter, Tenant shall, at its expense, repair and restore Tenant’s Property and all Alterations to the Premises, and as soon as practicable reopen for business in the Premises.
Section 1.4. Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, (a) if the Premises are materially damaged and are rendered Untenantable, or (b) if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered Untenantable), or (c) the insurance proceeds received by Landlord are not sufficient to pay for the restoration of such damage, then in any such event Landlord may, not later than sixty (60) days following the date of the damage, terminate this Lease by notice to Tenant; provided, however, if the Premises are not damaged, then Landlord may not terminate this Lease pursuant to this Section 11.4 unless Landlord similarly terminates the leases of other tenants in the Building aggregating at least fifty percent (50%) of the portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, then (a) the Term shall expire upon the date such notice is given, as if such date was the expiration date of the Term of this Lease, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.
Section 1.5. Tenant’s Termination Right. If the Premises and/or the Building (as applicable) are materially damaged and are thereby rendered Untenantable, and if Landlord elects to repair and restore the Premises, Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to deliver a notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration by Landlord will be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than twelve (12) months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Casualty Termination Notice”) to Landlord not later than thirty (30) days following delivery of the Restoration Notice to Tenant (time being of the essence of the delivery of said Casualty Termination Notice). If Tenant delivers a Casualty Termination Notice within said thirty (30) day period, (a) then this Lease shall be terminated as of the date of the giving of the Casualty Termination Notice, as if such date was the expiration date of the Term of this Lease (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of delivery of the Casualty Termination Notice, and (d) any prepaid Rent for any period after such termination shall be returned to Tenant.
Section 1.6. Final 18 Months. Notwithstanding anything to the contrary in this Article 11, if any fire or other casualty occurring during the final eighteen (18) months of the Term renders the Premises Untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such damage (time being of the essence) and this Lease shall expire on the 30th day after the date of such notice.
Section 1.7. Landlord’s Liability. Any employee of Landlord or its agents to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6). No penalty shall accrue for delays which may arise by reason of adjustment of insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.
Article 12

EMINENT DOMAIN
Section 1.1. Taking.
(a)Total Taking. If all or substantially all of the Real Property, the Building, or the Premises shall be taken by condemnation or eminent domain (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.
(b)Partial Taking. If only a part of the Real Property, the Building, or the Premises is the subject of a Taking, then, except as hereinafter provided in this Article 12, this Lease shall remain in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.
(c)Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may terminate this Lease, by notice to Tenant, within sixty (60) days following the date upon which Landlord receives notice of any such Taking, provided that, concurrent therewith, the leases of the tenants (including Tenant) occupying in the aggregate not less than fifty percent (50%) of the rentable area of the office space in the Building are terminated.
(d)Tenant’s Termination Right. If the part of the Real Property so Taken contains more than twenty percent (20%) of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within thirty (30) days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the 30th day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1, Landlord, without being required to spend more than the net amount it receives as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and any Alterations or improvements constructed or installed in or to the Premises by or on behalf of Tenant (including the Initial Installations).
(e)Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.
Section 1.2. Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim against the condemning authority in a separate proceeding for the then value of any Tenant’s Property included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.
Section 1.3. Temporary Taking. If a temporary Taking of all or any part of the Premises occurs during the Term, then Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.
Article 13

ASSIGNMENT AND SUBLETTING
Section 1.1. Consent Requirements.
(a)No Transfers Without Landlord Consent. Except as expressly set forth in Section 13.6, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s express prior written consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute an Event of Default.
(b)Collection of Rent. If, without Landlord’s consent, this Lease is assigned or transferred, or any part of the Premises is sublet or occupied by anyone other than Tenant, or this Lease is encumbered (by operation of law or otherwise), then Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.
(c)Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others, without the express prior written consent of Landlord in each instance.
Section 1.2. Tenant’s Assignment/Sublease Notices. (a) If Tenant desires to assign this Lease or to sublet all or any portion of the Premises, pursuant to either (x) a proposed sublease which, together with all other space then being sublet by Tenant, would result in a subletting of more than seventy-five percent (75%) of the rentable area of the Premises, or (y) a proposed sublease which would expire in the last twelve (12) months of the Term of this Lease, then prior to offering the Premises for rent, or listing the Premises (or any part thereof) with a broker, or showing the Premises to a prospective assignee or subtenant, Tenant shall give notice (“Tenant’s Assignment/Sublease Offer Notice”) thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublease, a description of the portion of the Premises to be sublet, the proposed commencement date and expiration date of such sublease and the rent per rentable square foot Tenant will ask for the Premises or such portion of the Premises (“Tenant’s Asking Rate”). Such Tenant’s Assignment/Sublease Offer Notice shall be deemed an irrevocable offer from Tenant to Landlord of the right, at Landlord’s option, to terminate this Lease. Such option may be exercised by notice (a “Recapture Notice”) from Landlord to Tenant within thirty (30) days after delivery of Tenant’s Assignment/Sublease Offer Notice.
(b)If Landlord does not exercise its option to terminate all or a portion of this Lease pursuant to the foregoing Subsection 13.2(a), then Tenant may proceed to offer the Premises for rent, to list the Premises (or said part thereof) with a broker, and to show the Premises (or said part thereof) to prospective assignees or subtenants.
(c)If Landlord exercises its option to terminate this Lease pursuant to the provisions of this Section 13.2, (a) this Lease shall end and expire on the date that such assignment or sublease was to commence, provided that such date is in no event earlier than ninety (90) days after the date of the Tenant’s Assignment/Sublease Offer Notice unless Landlord agrees to such earlier date, (b) Rent shall be apportioned, paid or refunded as of such date, (c) upon Landlord’s request, Tenant shall enter into a mutually acceptable lease termination agreement, and (d) Landlord may elect, in its discretion, to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant.
Section 1.3. Consent to Assignment/Subletting. (a) If Landlord does not exercise Landlord’s termination option provided under Section 13.2, then Landlord shall respond to a notice from Tenant requesting consent to a proposed sublease or assignment (a “Tenant’s Assignment/Sublease Consent Notice”) not more than twenty (20) days after delivery to Landlord of the following: (i) a copy of the proposed assignment agreement or sublease agreement (as applicable), (ii) a complete statement reasonably detailing the identity of the proposed assignee or subtenant (a “Transferee”), the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the Transferee, including its most recent financial statements, and (iv) such other information Landlord as may reasonably request. Provided that no Event of Default then exists, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned, or delayed if the following conditions are satisfied:
(A)in Landlord’s reasonable judgment, the proposed Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, (2) is for the Permitted Uses, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building;
(B)the Transferee is reputable with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;

(C)if Landlord has, or reasonably expects to have within six (6) months thereafter, comparable space available in the Building, neither the Transferee nor any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Transferee is then an occupant of the Building;
(D)the Transferee is not a person or entity (or Affiliate of a person or entity) with whom Landlord is then or has been within the prior six (6) months negotiating in connection with the rental of space in the Building;
(E)there shall be not more than two (2) subtenants in the Premises;
(F)the aggregate consideration to be paid by the Transferee under the terms of the proposed sublease shall not be less than ninety percent (90%) of the fixed rent at which Landlord is then offering to lease other space in the Building (the “Market Sub-rent”);
(G)Tenant shall not list the Premises to be sublet or assigned with a broker, agent or other entity or otherwise offer the Premises for subletting at a rental rate less than the Market Sub-rent;
(H)the Transferee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the Commonwealth of Massachusetts; and
(I)the Transferee is not a Prohibited Person.
(b)With respect to each sublease or assignment proposed by Tenant:
(i)the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;
(ii)no sublease shall be for a term ending later than one day prior to the Expiration Date;
(iii)no Transferee shall take possession of any part of the Premises, until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.3(c);
(iv)if an Event of Default occurs prior to the effective date of such assignment or subletting, then Landlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Tenant, and if such assignment or subletting would have been permitted without Landlord’s consent pursuant to Section 13.6, such permission shall be void and without force and effect;
(v)each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate. Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease. If this Lease terminates prior to the Expiration Date, then such sublease shall terminate and expire concurrent therewith; provided, however, if Landlord elects, in its sole and unfettered discretion, by express written notice to such Transferee, to recognize said sublease, then notwithstanding the termination of this Lease, the sublease shall remain in effect as a direct lease between Landlord and the Transferee, and such Transferee shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset, or defense which theretofore accrued to such Transferee against Tenant,

(C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any alterations or improvements in the sublet space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 13.3(b)(v) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment;
(vi)Tenant shall, upon demand, reimburse Landlord for all reasonable out-of-pocket expenses incurred by Landlord in connection with each proposed assignment or sublease, including any investigations as to the acceptability of the proposed assignee or subtenant, reviewing any plans and specifications for Alterations proposed to be made in connection therewith, the negotiation of any consent documents for such sublease or assignment, and all legal fees and costs incurred by Landlord in connection therewith; and
(vii)each sublease shall include the provisions contained in Section 5.5, and all work performed in connection with said sublease shall comply with the provisions of Section 5.5.
Section 1.4. Tenant’s Failure to Complete. If Landlord does not exercise Landlord’s termination option provided under Section 13.2 and Tenant fails, within one hundred eighty (180) days after the delivery of Tenant’s Assignment/Sublease Offer Notice, to deliver a proposed assignment or sublease (together with all of the documents and information required to be delivered to Landlord pursuant to Section 13.3(a)) then Tenant shall again comply with all of the provisions of Sections 13.2 and 13.3 before assigning this Lease or subletting all or part of the Premises. In addition, if Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within ninety (90) days after the giving of such consent, or the amount of space subject to such sublease varies by more than twenty percent (20%) from that specified in the Tenant’s Assignment/Sublease Notice, or the net effective rent payable under such sublease varies by more than twenty percent (20%) from that set forth in Tenant’s Assignment/Sublease Notice, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2 and 13.3 before assigning this Lease or subletting all or part of the Premises.
Section 1.5. Consideration.
(a)If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord (excepting only assignments or subleases pursuant to Section 13.6), Tenant shall pay to Landlord the following:
(i)In the case of an assignment, on the effective date of the assignment, all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof, as reasonably determined by Landlord); or
(ii)In the case of a sublease, forty percent (40%) of all sums and other consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the sublet space (together with any sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof, as reasonably determined by Landlord). The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.

(b)All assignment and sublease profits shall be payable to Landlord on a gross basis and not net of tenant assignment or subleasing costs. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall not assign this Lease or sublease all or any portion of the Premises pursuant to an assignment or sublease agreement pursuant to which the assignment consideration or sublease rent provided for thereunder is based in whole or in part on the net income or net profits of any person or entity.
Section 1.6. Transfers.
(a)Transfers of Ownership Interests. If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the membership interests, or a majority of the stock or other beneficial ownership interests in Tenant , or of all or substantially all of the assets of Tenant (collectively “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, the provisions of Sections 13.2, 13.3, 13.4, and 13.5 shall not apply to the following: (i) the transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange, or (ii) the transfer of Ownership Interests among the members of Tenant existing as of the Effective Date. For purposes of this Article, the term “transfers” shall be deemed to include (x) the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date and (y) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions and the merger or consolidation of Tenant into or with another business entity.
Notwithstanding the foregoing, the prior consent of Landlord shall not be required, and the provisions of Sections 13.2, 13.3, 13.4, and 13.5 shall not be applicable with respect to (x) a sublease to an Affiliate of Tenant, or (b) an assignment of this Lease to a business entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred, so long as (i) such merger, consolidation, or transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a Net Worth computed in accordance with generally accepted accounting principles at least equal to the Net Worth (as applicable) of Tenant immediately prior to such merger, consolidation or transfer, and (iii) proof satisfactory to Landlord of such Net Worth is delivered to Landlord at least ten (10) days prior to the effective date of any such transaction. Tenant shall provide Landlord with prior notice of any such sublease or assignment and a true, correct and complete copy of the assignment or sublease agreement. In the event of any such assignment or sublease, Tenant will remain liable for the performance of all obligations and liabilities under this Lease. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord’s consent pursuant to this Section 13.6 if Tenant is not the initial Tenant herein named or a person or entity who acquired Tenant’s interest in this Lease in a transaction approved by Landlord.
(b)Applicability. The limitations set forth in this Section 13.6 shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.6 shall be a transfer in violation of Section 13.1.
(c)Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building or its affiliate agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.
Section 1.7. Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 13.
Section 1.8. Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (a) assumes Tenant’s obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.
Section 1.9. Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.
Section 1.10. Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.
Section 1.11. Lease Disaffirmance or Rejection. If at any time this Lease is assigned and thereafter this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease in connection with any such proceeding, Tenant named herein, upon request of Landlord shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of ten (10) days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.
Article 14

ACCESS TO PREMISES
Section 1.1. Landlord’s Access. (a) Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes, and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14.
(b)Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, on reasonable advance notice (which notice may be oral) except in the case of emergency, to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors and/or tenants, and their respective agents and representatives or others, and to perform Restorative Work to the Premises or the Building. In connection with any such access to the Premises, Landlord will (i) except for routine access such as access for providing cleaning services, or repair or maintenance services, or other usual and customary services, and except in the case of emergency, provide reasonable advance notice of such entry into the Premises, (ii) exercise commercially reasonable efforts to minimize disruption to the usual and customary business operations of Tenant in the Premises, and (iii) comply with the terms and conditions set forth in Section 26.22.
(c)All parts (except surfaces facing the interior of the Premises) of all walls, windows and exterior doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building Systems, Common Facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of operation, maintenance, alteration and repair of the Building.
Section 1.2. Building Name. Landlord has the right at any time and from time to time to change the name(s), number(s) or designation(s) by which the Building is (or are) commonly known.
Section 1.3. Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Restorative Work, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.
Article 15

DEFAULT
Section 1.1. Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:
(a)Tenant fails to pay when due any payment of Rent within five (5) days following delivery to Tenant of written notice that such payment was not received when due; provided however, that Landlord shall not be obligated to deliver such written notice more than twice in any twelve-month period and upon the third such occurrence in any twelve (12) month period Tenant shall be in default if it fails to pay when due any payment of Rent; or
(b)Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than thirty (30) days (ten (10) days with respect to a default under Article 3) after notice by Landlord to Tenant of such default, or if such default (other than a default under Article 3) is of a nature that it cannot be completely remedied within thirty (30) days, failure by Tenant to commence to remedy such failure within said thirty (30) days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within ninety (90) days; or

(c)if Landlord applies or retains any part of the security deposit or Letter of Credit (as hereinafter defined) held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or to provide Landlord with a replacement Letter of Credit, if applicable, within five (5) days after notice by Landlord to Tenant stating the amount applied or retained;
(d)If Tenant files a voluntary petition in bankruptcy or insolvency, or is the subject of an involuntary petition in bankruptcy which is not dismissed within sixty (60) days after filing thereof, or is adjudicated a bankrupt; or if a receiver is appointed for Tenant's property and such receiver is not removed within sixty (60) days after appointment thereof, or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future laws, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or
(e)a court of competent jurisdiction shall enter an order, judgment or decree appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof; and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.
Upon the occurrence of any one or more of such Events of Default, Landlord may, in addition to all other remedies available at law or in equity, in its sole discretion, (i) immediately, or at any time after such Event of Default, without additional notice, re-enter the Premises or any part thereof, in the name of the whole and repossess the same as of Landlord’s former estate, and dispossess Tenant and any other persons or entities from the Premises and remove any and all of their property and effects from the Premises, without being deemed guilty of any manner of trespass and without prejudice to any other rights or remedies, and/or (ii) give to Tenant three (3) days’ notice of cancellation of this Lease, in which event this Lease and the Term shall terminate (whether or not the Term shall have commenced) with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article 15. Any notice of cancellation of the Term may be given simultaneously with any notice of an Event of Default given to Tenant.
Section 1.2. Landlord’s Remedies.
(a)Possession/Reletting. If any Event of Default occurs and Landlord reenters the Premises or terminates this Lease as aforesaid.
(i)Surrender of Possession. Tenant shall quit and surrender the Premises to Landlord.
(ii)Disposition of Tenant’s Property. In the event of any such termination, entry or re-entry, Landlord shall have the rights to remove and store Tenant’s property and that of persons claiming by, through or under Tenant at the sole risk and expense of Tenant and, if Landlord so elects, (x) to sell such property at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant and pay the balance, if any, to Tenant, or (y) to dispose of such property in any manner in which Landlord shall elect, Tenant hereby agreeing to the fullest extent permitted by law that it shall have no right, title or interest in any property remaining in the Premises after such termination, entry or re-entry.
(iii)Landlord’s Reletting. Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to and shall not be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting and Tenant hereby waives, to the extent permitted by applicable Requirements, any obligation Landlord may have to mitigate Tenant’s damages; and no such refusal or failure shall relieve Tenant of, or otherwise affect, any liability under this Lease. Landlord shall be entitled to take into account in connection with any such reletting of the Premises all relevant factors which would be taken into account by a sophisticated landlord in securing a replacement tenant for the Premises including the first class quality of the Building, matters of tenant mix, and the financial responsibility of any such replacement tenant. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting. No action or inaction by Landlord in connection with such reletting shall relieve Tenant of any liability under this Lease or otherwise affecting any such liability.
(iv)Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may, at any time, be entitled lawfully and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.
(v)Summary Process. Upon any Event of Default of Tenant, or the expiration or termination of this Lease, Landlord shall have the right of summary process under M.G.L.A. Chapter 239, and/or other applicable statues, and such other rights to recover possession as permitted by applicable Requirements.
(b)Tenant’s Waiver. To the maximum extent permitted by law, Tenant, on its own behalf and on behalf of all persons or entities claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons or entities might otherwise have under any Requirement (including M.G.L. Chapter 186, Section 11); (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, (B) any re-entry by Landlord, or (C) any expiration or early termination of the term of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.
(c)Tenant’s Breach. Upon the breach or threatened breach by Tenant, or any persons or entities claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed at law or in equity as if re-entry, summary process proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.
Section 1.3. Landlord’s Damages.
(a)Amount of Damages. If this Lease and the Term, or Tenant’s right to possession of the Premises shall terminate, or Landlord shall re-enter the Premises, as provided in Section 15.1, then, in any of such events:
(i)Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant to Landlord prior to the date of termination or repossession;
(ii)Landlord may retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a security deposit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;

(iii)Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and
(iv)whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, at the election of Landlord, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by 4% (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to 2% below the then Base Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 15.3(a)(iii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.
(b)Reletting. If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 15.3. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceed the Fixed Rent reserved in this Lease. Nothing contained in Article 15 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Requirement, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 15.3.
Section 1.4. Interest and Late Charges. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Real Property (or any part thereof). Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to five percent (5%) of such amount shall be assessed, provided, however, that on two (2) occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five (5) days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges shall constitute Additional Rent payable by Tenant, and are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease or otherwise available at law or in equity.
Section 1.5. Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than five (5) days after notice from Landlord to Tenant demanding the payment of such arrears.
Article 16

LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES
If Tenant defaults in the performance of any obligations under this Lease, then Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or may result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after the delivery by Landlord of any required notice and the expiration of any applicable grace period. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord as a result of any default by Tenant under this Lease or in any action or proceeding (including any summary process proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, or any other such action or proceeding in which Landlord is a party, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease, attributable directly to Tenant’s use and occupancy of the Premises or presence at the Building, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within thirty (30) days after receipt of Landlord’s invoice for such amount.
Article 17

NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL
Section 1.1. No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property, or the Premises and no rights, easements or licenses are or have been acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not expressly and specifically set forth in this Lease.
Section 1.2. No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease. Excepting only as set forth in Section 18.2, in no event shall Tenant be liable for and Landlord hereby waives any claim for, any indirect, consequential or punitive damages, arising under or in connection with this Lease, including loss of profits or business opportunity, arising under or in connection with this Lease.

Section 1.3. Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
Article 18

END OF TERM
Section 1.1. Expiration. Upon the expiration or other termination of the Term of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear, damage caused by casualty, and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and, in accordance with and subject to the provisions of Section 5.3, any Specialty Alterations.
Section 1.2. Holdover Rent. Any holding over by the Tenant after the expiration or earlier termination of the Term shall be treated as a tenancy at sufferance, at the Rent set forth below, and otherwise on the terms and conditions of this Lease. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord by the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a holdover charge calculated as follows: (i) for each day during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, through and including the day which is thirty (30) days thereafter, a per diem holdover charge calculated at a rate equal to 125% of the daily Rent payable under this Lease for the last full calendar month of the Term; (ii) if Tenant holds over in the Premises for more than thirty (30) days after the Expiration Date or sooner termination of this Lease, through and including the day which is sixty (60) days thereafter, a per diem holdover charge calculated at a rate equal to 150% of the daily Rent payable under this Lease for the last full calendar month of the Term; and (iii) if Tenant holds over in the Premises for more than sixty (60) days after the Expiration Date or sooner termination of this Lease, a per diem holdover charge calculated at a rate equal to 200% of the daily Rent payable under this Lease for the last full calendar month of the Term. In addition, Tenant shall (x) be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (y) indemnify Landlord against (i) all claims for damages by any New Tenant, and (ii) all consequential, indirect, and special damages incurred by Landlord arising out of or resulting of any such holding-over by Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.
Article 19

QUIET ENJOYMENT
Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages. The foregoing provisions are in lieu of any other covenant of quiet enjoyment, express or implied.
Article 20

NO SURRENDER; NO WAIVER
Section 1.1. No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord. Without limitation, the receipt or acceptance by Landlord or Landlord’s Agent of the keys to the Premises shall not be deemed an acceptance of a surrender of the Premises or a termination of this Lease.
Section 1.2. No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.
Article 21

WAIVER OF TRIAL BY JURY; COUNTERCLAIM
Section 1.1. Jury Trial Waiver. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS IN ANY WAY ARISING OUT OF OR CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.
Section 1.2. Waiver of Counterclaim. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or is thereafter brought in any other court by Tenant.
Article 22

NOTICES
Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord,

Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no prior notice has been given or three (3) Business Days after it shall have been sent by registered or certified mail as provided in this Article 22, whichever is earlier.
Article 23

RULES AND REGULATIONS
Tenant and all Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant of the Building, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules and Regulations against Tenant in a non-discriminatory fashion, except where differing circumstances justify different treatments.
Article 24

BROKER
Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement between Landlord and Tenant’s Broker. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent and Tenant’s Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.
Article 25

INDEMNITY
Section 1.1. Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises or the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Excepting only to the extent otherwise provided in M.G.L. Chapter 186, Section 15, Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the Indemnitees arising from any act, omission or negligence of any of the Tenant Parties, (ii) against the Indemnitees arising from any accident, injury or damage to any person or to the property of any person and occurring in or about the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.
Section 1.2. Landlord’s Indemnity. Landlord shall indemnify, defend and hold harmless Tenant from and against all Losses incurred by Tenant arising from any accident, injury or damage to any person or the property of any person in or about the Common Areas

(specifically excluding the Premises) to the extent caused by the negligent acts or willful misconduct of Landlord or its employees or agents.
Section 1.3. Defense and Settlement. If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the name of the respective Indemnitee (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.
Article 26

MISCELLANEOUS
Section 1.1. Delivery. The submission of drafts of this document for examination and negotiation does not constitute an offer to lease, or the acceptance of an offer to lease, or a reservation of or option for, the Premises. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.
Section 1.2. Transfer of Real Property. Landlord’s obligations under this Lease shall not be binding upon any Landlord (including the Landlord originally named in this Lease) after the sale, conveyance, assignment or transfer (collectively, a “Transfer”) by such Landlord of its interest in the Building or the Real Property, as the case may be, and in the event of any such Transfer, such Landlord shall be entirely freed and released of and from all covenants, liabilities and obligations of Landlord hereunder arising from and after the date of Transfer, and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building and/or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of Transfer.
Section 1.3. Limitation on Liability. Notwithstanding any provision contained in this Lease to the contrary, the liability of Landlord for its obligations under this Lease shall be limited to the interests of Landlord in the Building. In no event shall any partner, member, manager, shareholder, director, officer, principal, employee, agent, or owner of Landlord, direct or indirect, disclosed or undisclosed, be personally liable for any debts, liabilities or obligations of Landlord, or for any claims against Landlord, arising out of or resulting from this Lease. Any such debts, obligations, liabilities or claims shall be satisfied solely out of the interests of Landlord in the Building. In no event shall any personal judgment be sought or obtained against any partner, member, manager, shareholder, director, officer, principal, employee, agent, or owner of Landlord, direct or indirect, disclosed or undisclosed (collectively, the “Parties”).
Section 1.4. Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Tenant’s Insurance Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

Section 1.5. Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.
Section 1.6. Governing Law. This Lease shall be governed in all respects by the laws of the Commonwealth of Massachusetts.
Section 1.7. Unenforceability. If any provision of this Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
Section 1.8. Lease Disputes. (a) Landlord and Tenant agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the Commonwealth of Massachusetts or the federal courts located in the Commonwealth of Massachusetts and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Landlord and Tenant agree that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.
(b)To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.
Section 1.9. Landlord’s Agent. Unless Landlord delivers notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of the obligations of Landlord under this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with the obligations of Landlord under this Lease, the Building or the Real Property.
Section 1.10. Estoppel. Within seven (7) days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional, Rent then payable, (c) stating whether or not, to the best of Tenant’s knowledge, either Tenant and/or Landlord is in default under this Lease, and setting forth the specific nature of all such defaults, if any, (d) stating the amount of the security deposit, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Real Property or the Building, or all or any portion of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.
Section 1.11. Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.
Section 1.12. Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns. Each term and each provision of this Lease to be performed by the Tenant shall be construed to be both a covenant and a condition.
Section 1.13. Memorandum of Lease. This Lease shall not be recorded; provided, however, at request of either party, Landlord and Tenant shall execute, acknowledge and deliver a notice of lease in recordable form and complying with applicable Massachusetts laws, and reasonably satisfactory to both Landlord and Tenant. In no event shall such document set forth the rental or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. Within ten (10) days after the expiration or earlier termination of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the notice of lease of record.
Section 1.14. Counterparts; Electronic Execution. This Lease may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Lease may be executed by electronic signatures, each of which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include electronically scanned and transmitted versions (e.g., via PDF and/or DocuSign) of an original signature. This Lease may be executed in multiple counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another file sent by email) which shall together constitute a single document. Any executed counterpart of this Lease delivered by PDF, DocuSign or another file sent by email shall be equally effective as an original counterpart for all purposes.
Section 1.15. Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.
Section 1.16. Inability to Perform. This Lease and the obligation of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord shall use reasonable efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Lease. Notwithstanding any provision contained in this Lease, the parties hereby acknowledge and agree that an event of Unavoidable Delay exists as of the date of execution of this Lease as a result of the current COVID-19 pandemic, including, without limitation, federal, state and local declared states of emergency and government mandated closures of businesses and construction activities, quarantines, travel bans, and supply chain interruptions, and that the obligations of Landlord under this Lease shall be subject to extension on account of delays arising out of or resulting from such Unavoidable Delay.
Section 1.17. Landlord Defaults. Landlord shall in no event be in breach or default in the performance of any of Landlord’s obligations under this Lease or any warranties or promises hereunder unless Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Without limitation, in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its obligations or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same as set forth above. In addition, the Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from Rent thereafter due and payable under this Lease, but shall look solely to the interests of the Landlord in the Real Property for satisfaction of any such claim.
Section 1.18. Work Orders. All requests made by or on behalf of Tenant either (i) for work to be performed by Landlord, or (ii) for services to be provided by Landlord, shall be submitted in accordance with the applicable procedures established from time to time by the Landlord. As of the date of this Lease, Landlord has established an Angus system for such requests, and all such requests shall be submitted in accordance with the Angus procedures and using the Angus forms.
Section 1.19. Financial Statements. Within thirty (30) days after written request by Landlord from time-to-time (but not more frequently than once in any twelve (12) month period) in connection with a financing or sale, Tenant shall provide Landlord with its most recent current financial statements (including balance sheets and income/expense statements), including, if available, statements which are audited and/or prepared and certified by an independent certified public accountant. Upon the request of Tenant, Landlord and Tenant shall enter into a customary confidentiality agreement, in form and substance reasonably satisfactory to both Landlord and Tenant, whereby Landlord agrees not to disclose said financial statements to any third party, subject to reasonable and customary exceptions. Notwithstanding the foregoing, Tenant shall not be required to provide such financial statements to Landlord if at the time of said request Tenant is a publicly-traded entity and the financial statements of Tenant are otherwise publicly-available to Landlord.
Section 1.20. Representations. Tenant represents and warrants to Landlord that (a) neither Tenant nor any guarantor of Tenant’s obligations under this Lease is an affiliate of PNC Bank, National Association or any of its affiliates, (b) Tenant is not using any financing obtained from PNC Bank, National Association or any affiliate of PNC Bank, National Association in connection with this Lease, and (c) Tenant has not directly or indirectly granted to PNC Bank, National Association, or any affiliate of PNC Bank, National Association, any security interest in Tenant’s interest in this Lease or in any of Tenant’s fixtures, furniture of equipment located at the Premises in connection with any financing obtained from PNC Bank, National Association, or any affiliate of PNC Bank, National Association.  For purposes of this Section 26.20, the term “affiliate” means any entity directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with PNC Bank, National Association.
Section 1.21. Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Code or be subject to tax on unrelated business taxable income as defined in the Code, and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts or for purposes of the unrelated business taxable income rules), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Tax Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, based on the advice of counsel to Landlord, result in or cause an Adverse Tax Event, Tenant agrees upon written notice from Landlord to cooperate with Landlord, at Landlord’s cost and expense, in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 26.21 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section 26.21, Landlord may elect in writing in its sole discretion to waive the receipt of any amount payable to Landlord hereunder and such written waiver shall constitute an amendment or modification of this Lease with respect to such payment. Notwithstanding any provision contained herein to the contrary, Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises
Section 1.22. Landlord Confidentiality. Landlord will keep confidential and not disclose to any third party (except as otherwise provided below) such confidential or proprietary information (“Confidential Information”) concerning the business operations of Tenant and its Affiliates which may be acquired by Landlord during the course of entry into the Premises and/or reviewing confidential or proprietary information concerning the business operations of Tenant and its Affiliates provided to Landlord by Tenant pursuant to the terms of this Lease. Tenant shall exercise commercially reasonable efforts to prevent such Confidential Information from being visible or readily available to Landlord when Landlord is in the Premises and has provided reasonable prior notice of its entry into the Premises (including implementing and regularly monitoring a customary “clear-desk” policy in the Premises). “Confidential Information” shall not include information that (i) is or becomes generally available to, or known by, the public other than as a result of a disclosure by Landlord in violation of this Section 26.22, (ii) is or becomes available to Landlord from a source not actually known by Landlord to be bound by a confidentiality obligation to Tenant with respect to such information, (iii) was known to Landlord prior to the date of this Lease, or (iv) is independently developed by Landlord without use of Confidential Information. Without limitation, the provisions of this Section 26.22 shall not limit or restrict any disclosure of Confidential Information which is (i) required by law, regulation or administrative authority, (ii) in connection with the exercise by Landlord of any of its rights and remedies under this Lease, or at law or in equity, including in connection with any actions or proceedings against Tenant, or (iii) to Landlord’s current or prospective partners, affiliates, advisors, employees, agents, representatives, investors, lenders, brokers, attorneys, accountants, and/or managers, on a “need to know” basis, provided that the respective recipients of such Confidential Information are informed of the confidential nature of such Confidential Information and are obligated to keep such information confidential in accordance with the terms of this Section 26.22. Landlord will be responsible for the breach of the provisions of this Section 26.22 by any such recipients of Confidential Information provided by Landlord.

Article 27

LETTER OF CREDIT
Section 1.1. Letter of Credit. Concurrent with the execution of this Lease, Tenant has delivered to Landlord a Letter of Credit (as hereinafter defined) in the amount of the Letter of Credit Amount specified in the Basic Lease Information, as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. Tenant covenants and agrees to maintain the Letter of Credit in the Letter of Credit Amount throughout the Term of this Lease. The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon a commercial bank (the “Issuing Bank”), which is satisfactory to Landlord and which satisfies both the Minimum Rating Agency Threshold (as hereinafter defined) and the Minimum Capital Threshold (as hereinafter defined). The “Minimum Rating Agency Threshold” shall mean that the Issuing Bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion. The “Minimum Capital Threshold” shall mean that the Issuing Bank has combined capital, surplus and undivided profits of not less than $2,000,000,000. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year each thereafter during the Term. The Letter of Credit (as extended) shall not expire prior to the date which is sixty (60) days after the Expiration Date (as extended). If the Issuing Bank does not renew the Letter of Credit upon the expiration thereof, then the Issuing Bank shall send duplicate notices (the “Non-Renewal Notices”) to Landlord by certified mail, return receipt requested (one of which shall be addressed “Attention, Chief Legal Officer” and the other of which shall be addressed “Attention, Chief Financial Officer”) not less than sixty (60) days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Boston, Massachusetts. The Letter of Credit shall be issued pursuant to, and shall be subject in all respects to, the Uniform Customs and Practice for Documentary Credits ISP 98, International Chamber of Commerce Practices Publication No. 590 (1998 Revision).
Section 1.2. Application of Security. If (a) an Event of Default by Tenant occurs under this Lease which is not cured after delivery of any required notice and the expiration of any applicable grace period, or (b) Landlord receives a Non-Renewal Notice, or (c) Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, then Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, as the case may be, (x) to the extent required for the payment of any Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of such Event of Default, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and/or (y) as a cash security deposit, unless and until, in the case of clause (c) above, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Article 27. If Landlord applies or retains any part of the proceeds of the Letter of Credit, or cash security, then Tenant, upon demand, shall amend the Letter of Credit or deliver an additional Letter of Credit which satisfies the requirements of this Article 27 in the amount so applied or retained such that Landlord shall have a Letter of Credit (or Letters of Credit) in the Letter of Credit Amount on hand at all times during the Term. If Tenant shall comply with all of the terms, covenants and conditions of this Lease, then the Letter of Credit or then- remaining balance of the cash security, as the case may be, shall be returned to Tenant promptly after (x) the Expiration Date, (y) the surrender and yield-up of possession of the Premises to Landlord in the manner required by this Lease, and (z) the curing of any outstanding Events of Default under this Lease.
Section 1.3. Transfer. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to the holder of any mortgage upon the Building or the successor landlord in connection with a transfer of the Building, from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall without any further agreement between the parties, be released by Tenant from all liability therefor. The provisions of this Section 27.3 shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Issuing Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.
Section 1.4. Maintenance of Letter of Credit by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 27. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.
Section 1.5. Landlord’s Right to Draw Upon Letter of Credit. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Issuing Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.
Section 1.6. Issuing Bank. If, at any time or from time to time, Landlord determines that an Issuing Bank (i) no longer satisfies the Minimum Rating Agency Threshold, (ii) no longer satisfies the Minimum Capital Threshold, (iii) has been seized or closed by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, or another governmental or regulatory agency or authority, (iv) has become insolvent, or (v) is unwilling or unable to honor the Letter of Credit or to perform its obligations to honor a draw upon the Letter of Credit, then within five (5) days after demand, Tenant shall deliver to Landlord a replacement Letter of Credit, issued by a replacement Issuing Bank which satisfies the

Minimum Rating Agency Threshold and the Minimum Capital Threshold and otherwise satisfies the requirement of this Article 27.
Article 28

EXTENSION TERM
Section 1.1. Extension Term. Subject to the terms and conditions of this Article 28, Tenant shall have the right to extend the Term for all of the Premises for one extension term of five (5) years (the “Extension Term”) commencing on the day immediately following the expiration of the Initial Term (the “Extension Term Commencement Date”) and ending on the day preceding the fifth (5th) anniversary of the Extension Term Commencement Date, unless the Extension Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The right of Tenant to extend the Term for the Extension Term shall be subject to, and the Extension Term shall commence only if, all of the following conditions precedent are satisfied: (a) Tenant delivers notice (the “Extension Notice”) to Landlord of Tenant’s exercise of such extension right not earlier than eighteen (18) months and not later than twelve (12) months prior to the Expiration Date, (b) at the time the Extension Notice is given, no Event of Default shall have occurred and be continuing hereunder, and (c) at the time the Extension Notice is given, Tenant has not assigned the Lease or sublet more than fifty percent (50%) of the rentable area of the Premises (excepting only assignments or subleases to Affiliates of the original tenant named herein). Time is of the essence with respect to the giving of the Extension Notice. The Extension Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (w) the Fixed Rent shall be determined as provided in Section 28.2, (x) Tenant shall have no further right to extend the Term, (y) the Base Tax Year shall be the Tax Year commencing on the July 1st prior to the Extension Term Commencement Date, and (z) the Base Expense Year shall be the Comparison Year ending on the December 31st prior to the Extension Term Commencement Date. Upon the commencement of the Extension Term, (A) the Extension Term shall be added to and become part of the Term, (B) any reference in this Lease to the “Term”, the “term of this Lease” or any similar expression shall be deemed to include the Extension Term, and (C) the expiration of the Extension Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate the foregoing right of extension of Tenant hereunder.
Section 1.2. Extension Term Rent. The annual Fixed Rent payable during the Extension Term shall be an amount equal to the then-applicable annual Fair Market Value (as hereinafter defined) of the Premises as of commencement of the Extension Term (the “Calculation Date”). “Fair Market Value” shall mean the fair market annual rental value of the Premises as of the Calculation Date for a term equal to the Extension Term, based on comparable space in the Building, or on comparable space in Comparable Buildings, including all of Landlord’s services provided for in this Lease, and with (a) the Premises considered as vacant, and in “as is” condition existing on the Extension Term Commencement Date, (b) the Base Tax Year being the Tax Year commencing on the July 1st prior to the Extension Term Commencement Date, and (c) the Base Expense Year being the Comparison Year ending on the December 31st prior to the Extension Term Commencement Date. The calculation of Fair Market Value shall also be adjusted to take into account all relevant factors. Landlord shall advise Tenant (the “Rent Notice”) of Landlord’s determination of Fair Market Value prior to the Extension Term Commencement Date. If Tenant disputes Landlord’s determination of Fair Market Value, then Tenant shall give notice (a “Dispute Notice”) to Landlord of such dispute within ten (10) Business Days after delivery of the Rent Notice and the parties do not resolve such dispute within thirty (30) days after the delivery of the Dispute Notice, then either party may, by delivery of a notice (an Arbitration Notice”) to the other party, submit said dispute concerning the Fair Market Value to arbitration in accordance with Section 28.3. Time is of the essence of the giving of said Dispute Notice. Failure on the part of Tenant to timely submit a Dispute Notice shall constitute a waiver of the right of Tenant to dispute the Fair Rental Value determined by Landlord, and in such event the Fixed Rent for the Extension Term shall be as set forth in the Rent Notice. If the Fixed Rent payable during the Extension Term is not determined prior to the Extension Term Commencement Date, then Tenant shall pay Fixed Rent in an amount equal to the Fair Market Value for the Premises as determined by Landlord (the “Interim Rent”). Upon final determination of the Fixed Rent for the Extension Term, Tenant shall commence paying such Fixed Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Fixed Rent or, if the Fixed Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Fixed Rent in an amount equal to the difference between each installment of Interim Rent and the Fixed Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.
Section 1.3. Arbitration. If either party (the “Initiating Party”) delivers an Arbitration Notice to the other party (the “Receiving Party”), then the Fair Market Value shall be determined by arbitration in accordance with the then prevailing expedited procedures of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the expedited procedures shall be modified as follows:
(1)In its Arbitration Notice, the Initiating Party shall specify the name and address of the person to act as the arbitrator on Initiating Party’s behalf. The arbitrator shall be a commercial real estate appraiser with the M.A.I. designation from the American Institute of Real Estate Advisors, with at least 10 years full-time commercial real estate appraisal experience who is familiar with the Fair Market Value of first-class office space in the Downtown Financial District in Boston, Massachusetts. Within ten (10) Business Days after receipt of the Arbitration Notice, the Receiving Party shall give notice to the Initiating Party specifying the name and address of the person designated by the Receiving Party to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If the Receiving Party fails to notify the Initiating Party of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for five (5) Business Days after the Initiating Party delivers a second notice to the Receiving Party, then the arbitrator appointed by the Initiating Party shall be the arbitrator to determine the Fair Market Value for the Premises.
(2)If two arbitrators are chosen pursuant to Subsection 28.3(1), the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Subsection 28.3(1). If they are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the Boston Office of the American Arbitration Association. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Subsection 28.3(3). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.
(3)Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Term for the Extension Term and confirming the Fixed Rent for the Extension Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.
(4)In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.
Article 29

PARKING
Section 1.1. Operation of Garage; Parking Passes. The Garage is, and during the Term may from time to time be, operated by an independent garage operator. In such event, all of the obligations and liabilities of Landlord pursuant to this Article 29 shall be performed by the Garage operator, and Landlord shall have no obligations or liabilities with respect thereto. During the Term, Landlord will provide (or will cause the garage operator to provide) up to three (3) parking passes for use in the Garage (the “Maximum Parking Pass Allotment”). Two (2) of said parking passes may be for reserved parking spaces in the Garage. Tenant shall pay, as Additional Rent, a monthly parking charge for such parking passes, which charge shall be at the prevailing rate(s) established by the Garage operator from time to time with respect to the Garage. Tenant shall notify the Garage operator on or before the Commencement Date as to how many of the parking passes (but in no event more than the Maximum Parking Pass Allotment) Tenant elects to receive. In addition, from time to time during the Term, Tenant may elect to increase or reduce the number of parking passes received by it by providing not less than thirty (30) days prior notice of such increase or reduction to the operator of the Garage; provided, however (i) at no time shall Tenant be entitled to more parking passes than the Maximum Parking Pass Allotment, and (ii) the operator shall have no obligation to provide such additional parking passes unless the operator determines in its sole good faith discretion that a sufficient number of parking spaces are then available in the Garage.
Section 1.2. Risk of Loss, Damage. The parking passes shall be used only for parking duly registered and operating private passenger motor vehicles owned and operated by Tenant or its employees. The parking passes shall not be transferable. Except to the extent otherwise provided in M.G.L. Chapter 186, Section 15, neither the Garage operator nor Landlord shall be liable for any loss, injury or damage to persons using the Garage or motor vehicles or other property therein, and, to the fullest extent permitted by law, the use of the Garage shall be at the sole risk of Tenant and its employees. Without limitation, neither the Garage operator nor Landlord shall not be responsible for money, jewelry, motor vehicles or other personal property lost in or stolen from the Garage regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured against entry, except to the extent caused by the gross negligence or willful misconduct of Landlord or the Garage operator, as applicable.
Section 1.3. Rules and Regulations. Landlord or the Garage operator, as applicable, may from time to time, in accordance with the terms and conditions of Article 23, promulgate rules and regulations regarding the Garage, the parking passes and the use thereof, including rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations. If Tenant’s employees fail to comply with such rules and regulations, and such failure continues for more than thirty (30) days after notice thereof from Landlord or the Garage operator, as applicable, then Landlord or the Garage operator, as applicable, may elect to revoke the rights of the subject employee to use respective parking passes.
Section 1.4. Storage. Tenant shall not store or permit its employees to store any motor vehicles in the Garage without the prior written consent of Landlord and the Garage operator. Except for emergency repairs, Tenant and its employees shall not perform any repair work on any motor vehicles while located in the Garage.
Section 1.5. Closure. Landlord and the Garage operator shall have the right to temporarily close the Garage or certain areas therein in order to perform repairs, maintenance and improvements in and to the Garage.
Article 30

PATRIOT ACT
Section 1.1. Patriot Act. As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or Controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law No. 107-56, 115 Stat. 272), as the same may be amended, modified or supplemented from time-to-time, or any similar list or any Requirement any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, Controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or Controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution or funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be an Event of Default, and (y) the representations and warranties contained in this Article 30 shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
Article 31

RIGHT OF FIRST OFFER
Section 1.1. ROFO Rights. If at any time between the fourth (4) anniversary of the Rent Commencement Date and the date which is twelve (12) months prior to the Expiration Date (as such Expiration Date may be extended from time-to-time pursuant to Article 28 of this Lease), Landlord in its sole discretion determines that any separately demised rentable area on the thirty-seventh (37th) floor of the Building (each such area, a “ROFO Space”) has become “available for leasing” (as hereinafter defined), and provided that the conditions precedent set forth in Section 31.3 below are then satisfied, then prior to offering to lease such ROFO Space to any 3rd parties, Landlord shall deliver notice thereof to Tenant (the “ROFO Notice”) setting forth a description of the ROFO Space in question (including the rentable area thereof), the Landlord’s determination of Fixed Rent and Additional Rent for such ROFO Space, the other material business terms upon which Landlord is willing to lease the ROFO Space, and the date Landlord anticipates that the ROFO Space will become available for leasing. Provided that all of the conditions precedent set forth in this Article 31 are fully satisfied by Tenant, Tenant shall have the ongoing option (the “ROFO Option”), exercisable by Tenant delivering written notice (the “Acceptance Notice”) to Landlord within ten (10) days after delivery by Landlord of the ROFO Notice, to lease all of the subject ROFO Space upon all of the terms and conditions set forth in the ROFO Notice, including the Fixed Rent and Additional Rent for the ROFO Space designated by Landlord as set forth therein. Time shall be of the essence as to Tenant’s delivery of an Acceptance Notice with respect to any ROFO Space. If Tenant fails to deliver an Acceptance Notice within such ten (10) day period, then Tenant shall be deemed to have rejected the option to lease the applicable ROFO Space (the “Rejected ROFO Space”). In such event, except as set forth in Section 31.6, Tenant shall have no further rights or claims with respect to the Rejected ROFO Space, Landlord shall have no further liabilities or obligations to Tenant with respect to the Rejected ROFO Space, and Landlord may elect to lease the Rejected ROFO Space to 3rd parties upon such terms and conditions as Landlord may determine in its discretion.
Section 1.2. Available for Leasing, etc. For purposes of this Article 31, space shall be deemed “available for leasing” when Landlord has determined in its discretion that (a) the space is vacant, or (b) the respective existing tenant or occupant does not intend to extend or renew the term of its lease or other occupancy agreement for the ROFO Space or to enter into a new lease for such ROFO Space. For purposes of this Article 31, space shall not be deemed “available for leasing” if, at the time in question (a) any person or entity leases or occupies the ROFO Space, whether pursuant to a lease or other agreement (unless such person or entity confirms to the satisfaction of Landlord that it does not intend to extend or renew the term of the lease or other occupancy agreement for the ROFO space or enter into a new lease for such ROFO Space), (b) any person or entity holds any option or right to lease or occupy the ROFO Space, or to extend or renew its lease or right(s) of occupancy thereof, or any other rights or claims thereto (including, without limitation, any rights of first offer, rights of first refusal or expansion rights), or (c) Landlord intends occupy the ROFO Space, or to lease or otherwise permit the occupancy of the ROFO Space by an affiliate or subsidiary of Landlord. Without limitation, so long as a tenant or other occupant leases or occupies all or a portion of the ROFO Space, Landlord shall be free to extend or renew any such tenancy or occupancy, whether or not pursuant to a lease or other agreement, and such space shall not be deemed to be “available for leasing.” In no event shall Landlord be liable to Tenant for any failure by any then existing tenant or occupant to vacate any ROFO Space by any particular date. Nothing set forth in this Article 31 shall be construed to limit Landlord’s right to lease space in the Building to affiliates of Landlord, or to keep space in the Building vacant if Landlord elects, in its sole discretion, to do so, and such space leased to affiliates, subsidiaries or related entities, or vacant space, shall in no event be deemed to be “available for leasing” hereunder. Notwithstanding anything herein to the contrary, all rights of first offer granted to Tenant pursuant to this Article 31 are subject and subordinate in all respects to the rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant or occupant of the Building existing on the date of this Lease.
Section 1.3. Conditions. Tenant shall have no right to exercise any ROFO Option or to lease any ROFO Space, and Landlord shall have no obligation to deliver a ROFO Notice, unless all of the following conditions have been satisfied both on the date the respective space becomes available for leasing and on the date of the Acceptance Notice: (a) No uncured default or Event of Default shall exist under this Lease which is not cured after the delivery of any required notice and the expiration of any applicable grace period; and (b) the original Tenant named herein (and/or Affiliates thereof) is occupying the entire Premises then demised under this Lease.
Section 1.4. Terms. Effective as of the date on which Landlord delivers the ROFO Space to Tenant (the “ROFO Space Commencement Date”):

(i)The ROFO Space shall be added to and be deemed to be a part of the Premises for all purposes under this Lease and on all of the terms and conditions of this Lease (except as otherwise provided in this Article 31);
(ii)The ROFO Space shall be delivered in broom-clean condition, free of all tenants and occupants and otherwise in its “as is” condition; Landlord shall not be obligated to perform any work or improvements or to provide any allowances or inducements with respect thereto;
(iii)Fixed Rent and Additional Rent for the ROFO Space shall be as set forth in the ROFO Notice;
(iv)Tenant shall pay all Additional Rent payable under this Lease with respect to the applicable ROFO Space, except to the extent that any such Additional Rent is included in the amounts payable under clause (iii) above; and
(v)If the Acceptance Notice for the applicable ROFO Space is delivered prior to the date which is five (5) years before the Expiration Date (as the same may be extended pursuant to Article 28), then the term of the leasing of the ROFO Space shall be the Expiration Date (as the same may be extended pursuant to Article 28); and, if the Acceptance Notice for the Applicable ROFO Space is delivered on or after the date which is five (5) years before the Expiration Date (as the same may be extended pursuant to Article 28), then the term of the leasing of the ROFO Space shall be as set forth in the ROFO Notice.
Section 1.5. Amendment. The delivery of the Acceptance Notice by Tenant shall constitute the irrevocable and unconditional acceptance by Tenant of the offer to lease the ROFO Space upon all of the terms and conditions set forth in the ROFO Notice. Without limitation, if Tenant timely delivers an Acceptance Notice and exercises the ROFO Option, upon request made by either party, Landlord and Tenant will execute, acknowledge and deliver an amendment to this Lease confirming the ROFO Space Commencement Date, Fixed Rent and Additional Rent payable with respect to the ROFO Space, the incorporation of the ROFO Space into the Premises, and the modifications to this Lease resulting therefrom, as set forth in Section 31.4; provided, however, as long as the conditions set forth in Section 31.3 are satisfied, the timely delivery of an Acceptance Notice after receipt of the ROFO Notice shall be the automatic and self-operative exercise of the ROFO Option and the failure of either party to execute and deliver such an amendment shall not detract from the exercise by Tenant of the ROFO Option.
Section 1.6. Reoffer of ROFO Space to Tenant. The ROFO Option of Tenant hereunder with respect to each respective ROFO Space shall terminate and expire on the earlier to occur of (a) as provided in Section 31.1, Tenant’s failure to deliver an Acceptance Notice or enter into an amendment to this Lease within the periods of time set forth above, or (b) as provided in Section 31.3, the date Landlord would have provided Tenant a ROFO Notice if Tenant had not been in breach of one or more of the conditions set forth in Section 31.3 above. Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its ROFO Option but failed to deliver an Acceptance Notice within the ten (10) day period, and (ii) thereafter prior to entering into a lease (or leases) for such ROFO Space Landlord proposes to lease the respective ROFO Space to a prospective tenant on terms that are “materially more favorable” than those set forth in the ROFO Notice previously delivered to Tenant, then Tenant’s rights with respect to the respective ROFO Space shall be revived and Tenant shall once again have a ROFO Option with respect to the respective ROFO Space. For purposes hereof, the terms offered to a prospect shall be deemed to be “materially more favorable” from those set forth in the ROFO Notice if there is a reduction of more than ten percent (10%) in the “bottom line” cost per rentable square foot of the ROFO Space to the prospective tenant, when compared with the “bottom line” cost per rentable square foot for the ROFO Space under the ROFO Notice, determined by considering all of the economic terms of both proposals, respectively, including, among other relevant factors, the fixed rent, the tax and expense escalation, the additional rent, any free rent periods, and any other concessions and allowances.
Section 1.7. Expiration. Notwithstanding any provision contained herein to the contrary, from and after the date which is twelve (12) months prior to the Expiration Date (as such expiration date may be extended from time to time pursuant to Article 28 of this Lease), then this Article 31 shall become null and void and of no further force or effect and Tenant shall have no further ROFO Options or other rights to lease any ROFO Space pursuant to this Article 31. In such event, all of the obligations of Landlord to offer any ROFO Space to Tenant shall be considered to have been fully and completely satisfied, and neither Landlord nor Tenant shall have any further rights, liabilities or obligations under this Article 31.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.
LANDLORD:

ONE FEDERAL, L.P.,
a Delaware limited partnership

By:    One Federal GP, L.L.C.,
    a Delaware limited liability company,
    its sole general partner

    By: /s/ Paul A. Galiano
    Name: Paul A. Galiano
    Its: Senior Managing Director

TENANT:

CENTESSA PHARMACEUTICALS, INC.,
a Delaware corporation

By: /s/ Saurabh Saha

Its: Chief Executive Officer

EXHIBIT A
FLOOR PLAN OF THE PREMISES
The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

DEVONSHIRE STREET
FRANKLIN STREET
MILK STREET
FEDERAL STREET

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EXHIBIT B
DEFINITIONS
ADA: Collectively, the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.) and the regulations and guidelines promulgated thereunder, as the same may be amended, modified, and supplemented from time-to-time; and, the rules and regulations of the Massachusetts Architectural Access Board (M.G.L. c. 22, § 13A, et seq.; 521 C.M.R. 1.00 et seq.), as the same may be amended, modified, and supplemented from time-to-time; and, any law, code or regulation promulgated by a Governmental Authority of similar import.
Affiliate: With respect to any person or entity, any other person or entity that, directly or indirectly (through one of more intermediaries), Controls, is Controlled by, or is under common Control with, such first person or entity.
Base Rate: The annual rate of interest publicly announced from time to time by Bank of America, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Bank of America, N.A., from time to time, for the rate presently referred to as its “base rate”).
Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises (excluding, however, supplemental HVAC systems of tenants, and the sprinkler and other horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises).
Business Days: All days, excluding Saturdays, Sundays and Observed Holidays.
Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.
Common Areas: The Garage, the lobby, plaza and sidewalk areas and other similar areas of general access and the areas on individual multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Premises.
Common Facilities:     All common areas and facilities serving the Building, including all air-conditioning and mechanical areas, the central plant and systems (including ventilating fans and fan rooms) furnishing heating, ventilating and air conditioning to the Building, all areas containing equipment or enclosing pipes, ducts or shafts, utility distribution systems and electrical transformers, closets, equipment rooms and switchgear, emergency generators and oil tanks therefor, the common corridors, lobbies and stairways, loading docks, the parking garage (the “Garage”) which constitutes a portion of the Building, the interior publicly accessible space included as part of the Building (such as the lobby areas), management offices for the Building, turn-around areas, mechanical and electrical areas and facilities, the area of the covered space located along the perimeter of the Building, and the other public sidewalks, stairways and plazas.
Comparable Buildings: First-class office buildings of comparable age and quality in downtown Boston, Massachusetts.
Control, Controlled By, or Under Common Control With: (i)(a) The ownership, directly or indirectly, of more than 50% of the voting stock of a corporation, or (b) in the case of any person or entity which is not a corporation, the ownership, directly or indirectly, of more than 50% of the beneficial ownership interest in such person or entity or (ii) in the case of any such

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person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, person or entity.
Deficiency: The difference between (a) the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (b) the net amount, if any, of rents collected under any reletting affected pursuant to the provisions of the Lease for any part of such period (after first deducting from such rents all expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys’ fees and disbursements, and alteration costs).
Delivery Condition: The Premises are vacant, broom-clean, free and clear of all tenants and occupants, with the Building Systems (including all life safety equipment, sprinkler, fire alarm and life safety systems) serving the Premises in good working order and in compliance with all applicable Requirements, and in all other respects in its “as is” “where is” condition.
Excluded Expenses: (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including workletters and concessions; (f) fixed rent under Superior Leases, if any; (g) management fees to the extent in excess of the greater of (A) 3% of the gross rentals and other revenues collected for the Real Property and (B) fees charged by Landlord or related entities for the management by any of them of other first class properties in the area of the Building; (h) wages, salaries and benefits paid to any persons above the grade of Building Manager and their immediate supervisor; (i) costs associated with the formation and organization of the business of the entity which constitutes Landlord including legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (j) costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis; (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursable by Tenant or other tenants other than pursuant to an expense escalation clause; (l) costs in the nature of penalties or fines; (m) costs for services, supplies or repairs (other than management fees) paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) appraisal, advertising and promotional expenses in connection with leasing of the Building; (p)  any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; (q) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials (classified as such on the Effective Date) existing in the Premises as of the date hereof; (r) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Section 7.1; (s) costs relating to the repair, maintenance and operation of the Garage; and (t) costs incurred in connection with upgrading the Building to comply with Requirements adopted or enacted and applicable to the Building prior to the Commencement Date.
Governmental Authority: The United States of America, the City of Boston, the Commonwealth of Massachusetts, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

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Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.
HVAC Design Standards: The HVAC Design Standards are set forth in Exhibit D attached hereto.
HVAC System: The Building System designed to provide heating, ventilation and air conditioning.
Indemnitees: Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.
Initial Term: The period of time commencing on the Commencement Date and expiring on the Expiration Date (without giving effect to any Extension Term).
Insured Parties: Landlord, Landlord’s Agent, and any Lessors and Mortgagees whose names have been furnished to Tenant.
Lease Year: The first Lease Year shall commence on the Rent Commencement Date and shall end on the last day of the calendar month preceding the month in which the first anniversary of the Rent Commencement Date occurs. Each succeeding Lease Year shall commence on the day following the end of the preceding Lease Year and shall extend for twelve (12) consecutive months; provided, however, the last Lease Year shall expire on the Expiration Date.
Lessor: A lessor under a Superior Lease.
Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.
Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter encumber or otherwise affect the Premises, the Real Property and/or the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.
Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.
Net Worth: The excess of all assets over all liabilities, as shown on the balance sheet of Tenant, determined in accordance with generally accepted accounting principles consistently applied.
Observed Holidays: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day plus days observed by the Commonwealth of Massachusetts, the City of Boston, and the labor unions servicing the Building as holidays.
Ordinary Business Hours: 8:00 a.m. to 6:00 p.m. on Business Days.
Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Building or any equipment, facilities or other systems

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therein; (b) impair the appearance of the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (e) not comply with applicable Requirements; (f) materially and adversely affect the first-class image of the Building or (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Building. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in first-class office buildings; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes or any activity constituting a nuisance.
Related Entity: A business entity which Controls, is Controlled by, or is under Common Control with, the original tenant named herein.
Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the ADA and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters, and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, and (iv) utility service providers.
Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit F, as they may be modified from time to time by Landlord.
Specialty Alterations: Alterations which are not standard office installations such as kitchens (excluding customary pantries and kitchenettes), executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, and other Alterations of a similar character.
Substantial Completion: As to any construction performed by any party in the Premises, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Lease, (b) the plans and specifications for such work, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Premises or which in accordance with good construction practices should be completed after the completion of other work in the Premises or the Building.

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Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.
Tenant Delay: Any delay which results from any act or omission of any Tenant Party, including delays due to changes in or additions to, or interference with any work to be done by Landlord, or delays by Tenant in submission of information approving working drawings or plans or estimates or giving authorizations or approvals.
Tenant Party: Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.
Tenant’s Property: Tenant’s moveable fixtures and moveable partitions, telephone and other equipment, telecommunications data and other cabling, computer systems, trade fixtures, furniture, modular furniture, partitions, furnishings, and other items of personal property which are removable without material damage to the Building.
Unavoidable Delays: Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord or Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s inability or delay is due to or arises by reason of causes beyond the reasonable control of Landlord, including, without limitation, any of the following: (a) acts of God; (b) flood, tsunami, fire, earthquake, explosion, hurricane and other natural disaster and weather event; (c) disease, pestilence, epidemic, pandemic, quarantine or other public health emergency; (d) war, invasion, hostilities (whether war is declared or not), terrorist threat or act, riot or other civil unrest; (e) order of a governmental authority or law; (f) embargo or blockade; (g) action by any governmental authority; (h) national or regional emergency; (i) strike, labor stoppage or slowdown or other labor disturbance; (j) shortage of adequate power or transportation services or facilities; (k) shortage of labor or materials or fuel; or (l) fire or other casualty.
Untenantable: As a result of a fire or other casualty, (i) access to the Premises is prevented or precluded; or (ii) despite its good faith diligent efforts, Tenant is prevented from using more than fifty percent (50%) of the rentable area of the Premises for the conduct of its business, and said prevention or preclusion of access or inability to use the Premises (as applicable) is reasonably anticipated to continue for more than ninety (90) consecutive days.

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EXHIBIT C
[Intentionally Deleted]

.
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EXHIBIT D
HVAC DESIGN STANDARDS
The Building HVAC System serving the Premises is designed to provide reasonably comfortable temperature and ventilation conditions for occupants of the Premises under normal business operation. The HVAC System is designed based upon (i) electrical usage of 5 watts per useable square foot for all purposes (lighting and power); (ii) a population load per floor of not more than one person per 150 square feet of rentable area, other than in dining and other special use areas per floor for all purposes; and (iii) shades fully drawn and closed. Tenant’s improvements, alterations, furnishings must not affect the operation of perimeter convector units for the Building HVAC System. Without limitation, the use of the Premises, or any part thereof, in a manner exceeding the foregoing design conditions or rearrangement of partitioning after the initial preparation of the Premises which interferes with normal operation of the air-conditioning service in the Premises may require changes in the air-conditioning system serving the Premises, at Tenant's expense.

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EXHIBIT E
CLEANING SPECIFICATIONS
GENERAL CLEANING
NIGHTLY
General Offices:
1.All hard surfaced flooring to be swept using approved dustdown preparation.
2.Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).
3.Hand dust and wipe clean all furniture, fixtures and window sills.
4.Empty all waste receptacles and remove wastepaper.
5.Wash clean all Building water fountains and coolers.
6.Sweep all private stairways.
Lavatories:
1.Sweep and wash all floors, using proper disinfectants.
2.Wash and polish all mirrors, shelves, bright work and enameled surfaces.
3.Wash and disinfect all basins, bowls and urinals.
4.Wash all toilet seats.
5.Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.
6.Empty paper receptacles, fill receptacles from tenant supply and remove wastepaper.
7.Fill toilet tissue holders from tenant supply.
8.Empty and clean sanitary disposal receptacles.
WEEKLY
1.Vacuum all carpeting and rugs.
2.Dust all door louvers and other ventilating louvers within a person’s normal reach.
3.Wipe clean all brass and other bright work.
QUARTERLY
1.High dust premises complete including the following:
2.Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.
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3.Dust all vertical surfaces, such as walls, partitions, doors, door frames and other surfaces not reached in nightly cleaning.
THREE TIMES PER YEAR
1.Wash all windows.
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EXHIBIT F
RULES AND REGULATIONS
1.Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior consent of Landlord.
2.No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord. All lettering on doors shall be inscribed, painted or affixed in a size, color and style acceptable to Landlord.
3.The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant, nor shall any articles be placed on the window sills, radiators or convectors.
4.Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s good faith opinion, impairs the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
5.The Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.
6.Except in those areas designated by Tenant as “security areas,” all locks or bolts of any kind shall be operable by the Building’s Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building’s Master Key. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.
7.Tenant shall keep the entrance door to the Premises closed at all times.
8.All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.
9.All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may require.
10.No Tenant Party shall be permitted to have access to the roof, mechanical, electrical or telephone rooms of the Building without permission from Landlord.
11.Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of offensive or noxious noise, odors, vibrations or interfere in any way with other tenants or those having business therein.

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12.Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.
13.Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entry ways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building’s hauler.
14.Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord, and as Landlord may direct.
15.The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.
16.Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.
17.No bicycles, in-line roller skates, vehicles or animals of any kind (except for duly licensed service animals) shall be brought into or kept by any Tenant in or about the Premises or the Building.
18.Canvassing or soliciting in the Building is prohibited.
19.Employees of Landlord or Landlord’s Agent shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.
20.Tenant is responsible for the delivery and pick up of all mail from the mail room located in the Building.
21.Landlord reserves the right to exclude from the Building during other than Ordinary Business Hours all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons. Tenant shall be responsible for all costs and expenses of issuing new or replacement security cards and passes.
22.Landlord shall not be responsible to Tenant or to any other person or entity for the non-observance or violation of these Rules and Regulations by any other tenant or other person or entity. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.
23.The review/alteration of Tenant drawings and/or specifications by Landlord’s Agent and any of its representatives is not intended to verify Tenant’s engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building Systems and lease conditions. Tenant renovations must adhere to the Landlord’s applicable Standard Operating Procedures and be compatible with all Building Systems.
24.Tenant shall comply with all security measures, procedures and guidelines adopted by Landlord from time to time, including, without limitation, those relating to

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the installation of turnstiles in the lobby of the Building and the building pass procedures for access to the Building.

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EXHIBIT G
FORM OF COMMENCEMENT DATE AGREEMENT
Lease Commencement Date Agreement

THIS LEASE COMMENCEMENT DATE AGREEMENT, made as of this ____ day of _____, 202_, by and between ONE FEDERAL, L.P., a Delaware limited partnership (“Landlord”), and _________________________________ (“Tenant”).

WITNESSETH:

    THAT, WHEREAS, Landlord and Tenant have entered into that certain Lease (the “Lease”) dated as of _____________, 202_, for certain premises located at One Federal Street in Boston, Massachusetts; and

    WHEREAS, all capitalized words and phrases used in this Agreement and not otherwise defined herein shall have the meanings described to them in the Lease; and

    WHEREAS, Landlord and Tenant have agreed to confirm the Commencement Date, Rent Commencement Date and Expiration Date of the Lease, pursuant to and in accordance with Section 2.2 thereof;

    NOW, THEREFORE, for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Commencement Date of the Term of the Lease shall be _____________, 202_, the Rent Commencement Date shall be _____________, 202_, and the Expiration Date shall be _____________, 202_.

    IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease Commencement Date Agreement as a sealed instrument as of the day and year first above written.

    LANDLORD:

ONE FEDERAL, L.P.,
a Delaware limited partnership

By:    One Federal GP, L.L.C.,
a Delaware limited liability company,
its sole general partner

By:
Name:
Its:

    TENANT:

_____________________________________,
a ___________________________________

By:
    Name:
    Title:

G-1

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